UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.                )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

LPL Financial Holdings Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

2019 Annual Meeting of Stockholders Notice and Proxy Statement

Member FINRA/SIPC

March 29, 2019

Dear Fellow Stockholders:

It is my pleasure to invite you to attend the 2019 Annual Meeting of Stockholders of LPL Financial Holdings Inc. The meeting will be held on Wednesday, May 8, 2019, at 12:00 p.m., local time, at our offices located at 1055 LPL Way, Fort Mill, South Carolina 29715. Holders of record of our common stock as of March 11, 2019 are entitled to notice of and to vote at the 2019 Annual Meeting.

The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe this approach will allow us to provide you with the information you need while expediting your receipt of these materials, lowering our costs of delivery, and reducing the environmental impact of our annual meeting. If you would like us to send you printed copies of our proxy statement and accompanying materials, we will be happy to do so upon your request at no charge. For more information, please refer to the Notice of Internet Availability of Proxy Materials that we mailed to holders of record on or about March 29, 2019.

YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

You are welcome to attend the annual meeting. However, even if you plan to attend, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy through the Internet or by telephone, as described in the following materials, or if you request printed copies of these materials, by completing and signing the proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy, you may do so automatically by voting in person at the meeting.

We ask you to RSVP if you intend to attend the annual meeting. Please refer to page 1 of the accompanying proxy statement for further information concerning attendance at the annual meeting.

On behalf of the Board of Directors, I thank you for your continued support of LPL Financial Holdings Inc.

Sincerely,

James S. Putnam Chair

Notice of Annual Meeting of Stockholders

Time and Date	12:00 p.m., local time, on Wednesday, May 8, 2019

Location	LPL Financial Holdings Inc. 1055 LPL Way Fort Mill, South Carolina 29715

Items of Business

(1) Elect the nine nominees named in the proxy statement to the Board of Directors of LPL Financial Holdings Inc. (the “Company”);

(2) Ratify the appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019;

(3) Hold an advisory vote on named executive officer compensation; and

(4) Consider and act upon any other business properly coming before the 2019 annual meeting of stockholders (the “Annual Meeting”) and at any adjournment or postponement thereof.

Record Date	Stockholders of record as of 5:00 p.m. Eastern Time on March 11, 2019 (the “Record Date”) will be entitled to vote at the Annual Meeting and any postponements or adjournments thereof.

Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the proxy statement accompanying this Notice.

Cameras and electronic recording devices are not permitted at the Annual Meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY BY FOLLOWING THE INSTRUCTIONS SET FORTH IN THE FOLLOWING MATERIALS. YOU MAY VOTE YOUR SHARES AND SUBMIT A PROXY THROUGH THE INTERNET OR BY TELEPHONE AS DESCRIBED HEREIN OR, IF YOU REQUESTED PRINTED COPIES OF THESE MATERIALS, BY SIGNING AND RETURNING A PROXY CARD.

By Order of the Board of Directors,

Gregory M. Woods Secretary

Boston, Massachusetts

March 29, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 8, 2019: THE PROXY STATEMENT, THE PROXY CARD, AND LPL FINANCIAL HOLDINGS INC.’S 2018 ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT WWW.LPL.COM. ADDITIONALLY, IN ACCORDANCE WITH SECURITIES AND EXCHANGE COMMISSION RULES, YOU MAY ACCESS THESE MATERIALS ON THE WEBSITE INDICATED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS.

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

2019 Annual Meeting of Stockholders

Time and Date	12:00 p.m., local time, on Wednesday, May 8, 2019

Location	LPL Financial Holdings Inc. 1055 LPL Way Fort Mill, South Carolina 29715

Record Date	5:00 p.m. Eastern Time on March 11, 2019

Voting	Stockholders as of the Record Date are entitled to one vote per share on each matter to be voted upon at the Annual Meeting.

Entry

We invite all stockholders to attend the Annual Meeting. If you attend the Annual Meeting, you will be required to present valid picture identification, such as a driver’s license or passport. If your shares are held in “street name”, you will also need to bring a recent brokerage account statement or letter from your bank, broker or other holder reflecting stock ownership as of the Record Date in order to be admitted to the Annual Meeting.

Voting Proposals

Proposal	Board Recommendation	Page Reference

Proposal 1: Election of Directors	FOR all nominees	6

Proposal 2: Ratification of the Appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors as Our Independent Registered Public Accounting Firm	FOR	64
Proposal 3: Advisory Vote on Named Executive Officer Compensation	FOR	67

General Information	1

General Information About Corporate Governance and the Board of Directors	5

Proposal 1: Election of Directors	6

Information Regarding Board and Committee Structure	15

Board of Director Compensation	26

Compensation Discussion and Analysis	28

Report of the Compensation and Human Resources Committee of the Board of Directors	46

Compensation of Named Executive Officers	47

Security Ownership of Certain Beneficial Owners and Management	60

Section 16(a) Beneficial Ownership Reporting Compliance	62

Certain Relationships and Related Party Transactions	63

Proposal 2: Ratification of the Appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors as Our Independent Registered Public Accounting Firm	64

Report of the Audit Committee of the Board of Directors	66
Proposal 3: Advisory Vote on Named Executive Officer Compensation	67

Stockholder Proposals and Other Matters	69

Other Information	70

General Information

LPL FINANCIAL HOLDINGS INC.

Proxy Statement

2019 Annual Meeting of Stockholders

General Information

Introduction

This proxy statement and the accompanying Notice of Annual Meeting of Stockholders are being furnished to the holders of common stock, $0.001 par value per share (the “Common Stock”), of LPL Financial Holdings Inc., a Delaware corporation (the “Company” or “we”), in connection with the Company’s 2019 annual meeting of stockholders (the “Annual Meeting”).

As a stockholder of the Company as of 5:00 p.m. Eastern Time on March 11, 2019 (the “Record Date”), you are entitled and requested to vote on the items of business described in this proxy statement.

The Annual Meeting will be held on Wednesday, May 8, 2019, at the offices of the Company, 1055 LPL Way, Fort Mill, South Carolina 29715 at 12:00 p.m., local time.

We invite all stockholders to attend the Annual Meeting. Please see “Attending the Annual Meeting” below for instructions if you plan to attend.

Notice of Internet Availability of Proxy Statement and Annual Report

As permitted by the Securities and Exchange Commission (the “SEC”), we are making this proxy statement, the accompanying proxy card and our 2018 annual report on Form 10-K (the “Annual Report”) available to our stockholders electronically through the internet in lieu of mailing printed copies to each record holder of Common Stock as of the Record Date. You will not receive a printed copy of our proxy materials unless you request one, which we will deliver free of charge.

On or about March 29, 2019, a Notice of Internet Availability of Proxy Materials (the “Notice”) was mailed to stockholders of record as of the Record Date. The Notice instructs you how to access and review on the internet all of the important information contained in these proxy materials or request a printed copy of those materials. The Notice also instructs you as to how you may vote your proxy.

The Notice, this proxy statement, the Annual Report and the proxy card are also available on the internet at www.envisionreports.com/LPLA. This website does not use “cookies” to track or identify visitors to the website.

Record Date, Shares Outstanding, and Quorum

Stockholders of record as of the Record Date will be entitled to vote at the Annual Meeting. On the Record Date, there were 84,334,192 outstanding shares of Common Stock.

A list of stockholders of record as of the Record Date will be available at the Annual Meeting. In addition, you may contact our corporate secretary, at LPL Financial Holdings Inc., 75 State Street, 22nd Floor, Boston, Massachusetts 02109, to make arrangements to review a copy of the stockholder list at our offices, for any purpose germane to the Annual Meeting, between the hours of 9:00 a.m. and 5:00 p.m., local time, on any business day from April 26, 2019 up to the time of the Annual Meeting.

A quorum at the Annual Meeting will consist of the presence, in person or by proxy, of a majority of shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Both abstentions and broker non-votes will be counted as present in determining the presence of a quorum. A “broker non-vote” is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner on a particular matter with respect to which the broker or other nominee does not have discretionary voting power. Brokers have the discretion to vote their clients’ proxies only on routine matters. At our Annual Meeting, only the ratification of our auditors is a routine matter. Each share of Common Stock is entitled to one vote.

Attending the Annual Meeting

We invite all stockholders as of the Record Date to attend the Annual Meeting. If you are a record holder of our Common Stock, which means that your shares are represented by ledger entries in your own name

2019 Proxy Statement	1

General Information

directly registered with our transfer agent, Computershare Shareowner Services, please bring valid picture identification with you to the Annual Meeting to allow us to verify your ownership. If your Common Stock is held in “street name,” which means that the shares are held for your benefit in the name of a broker, bank or other intermediary, please also bring a brokerage account statement or letter from your broker, bank or other intermediary reflecting stock ownership in order to be admitted to the Annual Meeting. Please note that if you hold your Common Stock in street name, you may not vote your shares in person unless you obtain a legal proxy from your broker giving you the right to vote the shares at the Annual Meeting.

If you plan to attend the Annual Meeting, please be sure to RSVP via email to lplfinancialannualmeeting@lpl.com. Please include your name and phone number in your email. A confirmation, including driving directions and additional meeting information, will be emailed to registered participants.

Items of Business to be Voted upon at Annual Meeting

◾  To elect each of the nine nominees named in this proxy statement to the Board of Directors of the Company (the “Board of Directors” or the “Board”) for a term to end at our annual meeting of stockholders in 2020;

◾ To ratify the appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors as our independent registered public accounting firm for the fiscal year ending December 31, 2019;
◾ To hold an advisory vote on named executive officer compensation; and
◾ To consider and act upon any other business properly coming before the Annual Meeting and at any adjournment or postponement thereof.

Manner of Voting

If you are a record holder of our Common Stock as of the Record Date, you may vote in one of the following ways:

By Internet: by following the internet voting instructions included in the proxy card and Notice at any time up until 11:59 p.m., Eastern Time, on May 7, 2019.

By Mail: by marking, dating and signing your printed proxy card (if received by mail) in accordance with the instructions on it and returning it by mail in the pre-addressed reply envelope provided with the proxy materials for receipt prior to the Annual Meeting.

By Telephone: by following the telephone voting instructions included in the proxy card and Notice at any time up until 11:59 p.m., Eastern Time, on May 7, 2019.

In Person: by voting your shares in person at the Annual Meeting (if you satisfy the admission requirements, as described above). Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by internet, telephone, or mail so that your vote will be counted in the event you later decide not to attend the Annual Meeting.

If your shares are held in street name through a broker, bank or other intermediary, your broker, bank or other intermediary should give you instructions for voting your shares. In these cases, you may vote by internet, telephone or mail, as instructed by your broker, bank or other intermediary. You may also vote in person if you obtain a legal proxy from your broker, giving you the right to vote the shares at the Annual Meeting.

Shares of Common Stock represented by properly executed proxy cards received by the Company in time for the meeting will be voted in accordance with the instructions specified in the proxies. If you submit a proxy but do not indicate any voting instructions, your shares will be voted “FOR” the election as a director of each nominee named in this proxy statement; “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; and “FOR” the proposal regarding an advisory vote on named executive officer compensation.

2	2019 Proxy Statement

General Information

Our management and Board of Directors know of no other matters to be brought before the Annual Meeting. If other matters are properly presented to the stockholders for action at the Annual Meeting or any adjournments or postponements thereof, it is the intention of the proxy holders named in the proxy card to vote in their discretion on all matters on which the shares of Common Stock represented by such proxy are entitled to vote.

Voting Requirements

Proposal One—Election of Directors

Our bylaws provide that a nominee for director will be elected if the number of votes properly cast “for” such nominee’s election exceeds the number of votes properly cast “against” such nominee’s election; however, if the number of persons properly nominated for election to the Board of Directors exceeds the number of directors to be elected, the directors will be elected by the plurality of the votes properly cast. A vote to abstain or a broker non-vote will have no direct effect on the outcome of the election of directors.

Proposal Two—Ratification of Appointment of Deloitte & Touche LLP

The proposal to ratify the appointment of Deloitte & Touche LLP will be determined by a majority of the votes cast on the matter affirmatively or negatively in person or by proxy at the Annual Meeting. A vote to abstain or a broker non-vote will have no direct effect on the outcome of the proposal.

Proposal Three—Advisory Vote on Named Executive Officer Compensation

Because the proposal to approve, on an advisory basis, the compensation awarded to named executive officers for the fiscal year ended December 31, 2018 is a non-binding, advisory vote, there is no required vote that would constitute approval. Although the vote is advisory and non-binding in nature, the compensation and human resources committee (the “Compensation Committee”) will consider the outcome of the vote when considering future named executive officer compensation arrangements. A vote to abstain or a broker non-vote will have no direct effect on the outcome of the proposal.

2019 Proxy Statement	3

General Information

Revocation of Proxies

If you submit a proxy, you are entitled to revoke your proxy at any time before it is exercised in one of the following ways: by attending the Annual Meeting and voting in person, by submitting a duly executed proxy bearing a later date, or by sending written notice of revocation to our corporate secretary at LPL Financial Holdings Inc., 75 State Street, 22nd Floor, Boston, Massachusetts 02109. A stockholder of record as of the Record Date who voted through the internet or by telephone may also change his or her vote with a timely and valid later internet or telephone vote, as the case may be. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has previously been given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. If you hold your shares in street name and would like to change your voting instructions, please follow the instructions provided to you by your broker, bank or other intermediary.

Solicitation of Proxies

The Board of Directors of LPL Financial Holdings Inc. is soliciting proxies. Copies of proxy materials and the Annual Report will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Stockholders who elect to vote through the internet or by telephone may incur costs such as telecommunication and internet access charges for which the stockholder is solely responsible. The telephone and internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on May 7, 2019. The Company will otherwise pay the expenses of solicitation of proxies.

Householding

Only one copy of the Notice is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. We will undertake to deliver promptly, upon written or oral request, a separate copy of the Notice, or copies of the proxy statement and/or Annual Report to a stockholder at a shared address to which a single copy of the Notice was delivered. You may make a written or oral request by sending a written notification to our corporate secretary at LPL Financial Holdings Inc., 75 State Street, 22nd Floor, Boston, Massachusetts 02109, or by calling our offices at (617) 423-3644, extension 4574, and providing your name, your shared address and the address to which we should direct the copies of the proxy statement and Annual Report. Multiple stockholders sharing an address who have received one copy of the Notice and would prefer us to mail each stockholder a separate copy of future mailings should contact us at the address or telephone number above. Additionally, if current stockholders with a shared address received multiple copies of the Notice and would prefer us to mail one copy of future mailings to stockholders at the shared address, please notify us at the address or telephone number above.

4	2019 Proxy Statement

General Information About Corporate Governance and the Board of Directors

General Information About Corporate Governance and the Board of Directors

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. In support of that philosophy, we have adopted many leading corporate governance practices, including those summarized below and elsewhere in this proxy statement.

BOARD PRACTICES

Independence

A majority of our directors must be independent. Currently, all of our directors other than our chief executive officer are independent, and all of our committees are composed exclusively of independent directors.

Non-executive Chair	We currently separate the offices of chair of the Board and chief executive officer of the Company. The current chair of our Board, James S. Putnam, is an independent director.

Director Diversity

Our goal is a balanced and diverse Board, with members who bring a diversity of skills, expertise, experiences, perspectives, tenures and personal characteristics, including with respect to age, race, gender and ethnicity.

Board Refreshment

Our Board’s composition represents a balanced approach to director tenure, allowing the Board to benefit from the experience of longer-serving directors as well as fresh perspectives from newer directors. The nominating and governance committee of the Board (the “Nominating and Governance Committee”) has developed a skills matrix to inform director searches and succession planning.

Director Overboarding

Any director who is not serving as chief executive officer of a public company is expected to serve on no more than four public company boards (including our Board), and any director serving as chief executive officer of a public company is expected to serve on no more than three public company boards (including the board of his or her own company).

Committee Membership

The Board appoints members of its committees on an annual basis, with the Nominating and Governance Committee reviewing and recommending committee membership based in part on the need to ensure a succession plan for each committee chair.

Board Self-evaluations

The Board conducts an annual evaluation of its performance, operations, size and composition, with the Nominating and Governance Committee overseeing the evaluation process, which also encompasses the Board’s committees.

Strategy Oversight	The Board holds an annual two-day session focused on the Company’s long-term strategy, which informs the Board’s oversight and work plan for the following year.

Executive Succession Planning

The Compensation Committee conducts regular reviews of executive talent, development and succession planning, and our Board reviews the succession plans for the chief executive officer position annually.

STOCKHOLDER RIGHTS

Annual Election of Directors	All directors are elected annually, which reinforces our Board’s accountability to our stockholders.

Majority Voting Standard for Director Elections

Our bylaws mandate that directors be elected under a “majority voting” standard in uncontested elections. Any director who does not receive more votes “for” his or her election than votes “against” must tender his or her resignation and, if our Board accepts the resignation, step down from our Board.

Single Voting Class	LPL Financial Holdings Inc.’s common stock is the only class of voting shares outstanding.

COMPENSATION PRACTICES

Follow Leading Practices	See “Compensation Discussion and Analysis—Compensation Governance.”

2019 Proxy Statement	5

Proposal 1: Election of Directors

Proposal 1: Election of Directors

As of March 29, 2019, our Board of Directors consisted of eight directors: seven independent directors and our chief executive officer. Each current director is standing for election at the Annual Meeting.

Based on the recommendation of our Nominating and Governance Committee, our Board has selected Corey E. Thomas as a new nominee to stand for election at the Annual Meeting. Accordingly, nine director nominees are standing for election, each of whom has been nominated by our Board based on the recommendation of the Nominating and Governance Committee. Each director nominee would hold office until our annual meeting of stockholders in 2020 and until his or her respective successor has been elected.

As described below, our nominees have considerable professional and business expertise. The recommendation of our Board of Directors is based on its carefully considered judgment that the experience, qualifications, attributes and skills of our nominees qualify them to serve on our Board of Directors.

Board Membership Criteria

The Nominating and Governance Committee reviews the appropriate skills and characteristics required of directors in the context of the current make-up of the Board. As reflected in the corporate governance guidelines applicable to the Company (the “Corporate Governance Guidelines”), it is the policy of the Board that all directors should:

•	possess unimpeachable integrity and a personal reputation for transparency, honesty and ethical behavior;

•	have considerable personal accomplishment and professional expertise;

•	demonstrate strong business acumen, financial literacy and strategic agility;

•	contribute to boardroom dialogue through critical thinking and independent judgment, and candid and constructive communication;

•	be passionate about the vision of the Company and enthusiastic about the commitments entailed in serving as a director; and

•	understand their role as stewards in representing the long-term interests of our stakeholders.

Director Diversity

Our Corporate Governance Guidelines reflect our commitment to director diversity. Our goal is a balanced and diverse Board, with members who bring a diversity of skills, expertise, experiences, perspectives, tenures and personal characteristics, including with regard to age, race, gender and ethnicity. When conducting director searches, the Board is committed to actively seeking highly qualified women and individuals from minority groups to include in the pool from which Board nominees are selected.

In recent years, our Nominating and Governance Committee has focused on the refreshment and continued diversity of the Board. Since 2014, we will have added six new independent directors, four of whom are among our director nominees: H. Paulett Eberhart, William F. Glavin, Jr., Allison H. Mnookin and Corey E. Thomas. Through the addition of these directors, the Board of Directors has gained seasoned leaders, as well as particularly relevant experience related to our industry, strategic planning, oversight and execution, business innovation, technology, accounting and risk management. The addition of these directors also reflects our balanced approach to director tenure, allowing the Board to benefit from the experience of longer-serving directors as well as fresh perspectives from newer directors.

The charts below reflect the characteristics of our director nominees. The average age of our director nominees is 60, and the average tenure of our director nominees is six years. One-third of our director nominees are women, which places our Board among the top in our industry in gender diversity.

Diversity

6	2019 Proxy Statement

Proposal 1: Election of Directors

Age

Tenure

Recommendation of the Nominating and Governance Committee

In connection with its efforts to ensure that our Board has the appropriate mix of skills, expertise, experiences, perspectives and personal characteristics, the Nominating and Governance Committee engaged Heidrick & Struggles, a director search firm, in 2018 to provide ongoing assistance in Board succession planning and identifying, evaluating and recruiting potential additional director candidates. The Nominating and Governance Committee evaluated candidates according to the principles set forth in the Corporate Governance Guidelines and sought an individual who could contribute meaningfully to the Board, particularly in the context of the Company’s evolving business strategy and operating environment. Among other things, the Nominating and Governance Committee sought a candidate with chief executive leadership experience, an entrepreneurial mindset and success as a business leader in a disrupting industry.

As part of the process of considering Mr. Thomas as a potential nominee to the Board, members of the Board met with Mr. Thomas both in person and telephonically. After the course of this evaluation process, the Nominating and Governance Committee determined that Mr. Thomas’ background, skills and experience would make him a valuable addition to the Board and recommended that the Board nominate him to stand for election at the Annual Meeting.

In recommending that the Board nominate each of our current directors to stand for election at the Annual Meeting, the Nominating and Governance Committee evaluated our current directors according to the principles set forth in the Corporate Governance Guidelines and considered the pertinent qualifications and experience of each nominee, as further set forth below.

If any of our nominees is unable or unwilling to serve on our Board of Directors, the shares represented by your proxy will be voted for the election of such other person as may be nominated by our Board of Directors. In addition, in full compliance with all applicable state and federal laws and regulations, we will file an amended proxy statement and proxy card that, as applicable:

•	identifies the alternate nominee(s);

•	discloses that any such nominee has consented to being named in the revised proxy statement and to serve if elected; and

•	includes the disclosure required by Item 7 of Schedule 14A with respect to any such nominee.

We know of no reason why any nominee would be unable or unwilling to serve. All nominees have consented to be named in this proxy statement and to serve if elected.

2019 Proxy Statement	7

Proposal 1: Election of Directors

Director Qualifications and Experience

The current members of the Board possess experience, skills and qualifications that are complementary and, together, cover the spectrum of areas that impact the Company’s current and evolving business circumstances. The Board believes that the combination of backgrounds, skills and experiences has resulted in a Board that is well-equipped to exercise oversight responsibilities on behalf of the Company’s stakeholders.

The table below provides a summary of the skills and qualifications of each director nominee:

	Arnold	Eberhart	Glavin Jr.	Mnookin	Mulcahy	Putnam	Riepe	Schifter	Thomas
CEO Experience
Brokerage/Advisory Experience
Digital Technology Experience
Mergers & Acquisitions
Corporate Governance
Financial Literacy
Law/Regulatory
Sales & Marketing
Human Resources
Risk Management
Entrepreneurial Experience

8	2019 Proxy Statement

Proposal 1: Election of Directors

Board of Director Nominees

The name, age and a description of the business experience, principal occupation, and past employment and directorships of each of the nominees during at least the last five years are set forth below. In addition, we have summarized the particular experience, qualifications, attributes and skills that led the Board of Directors, including our Nominating and Governance Committee, to determine that each nominee should serve as a director.

Dan H. Arnold	BACKGROUND
Age 54 Director Since 2017

Mr. Arnold has served as our chief executive officer and a director since January 2017. Mr. Arnold has served as our president since March 2015, with responsibility for our primary client-facing functions and long-term strategy for growth. Mr. Arnold served as our chief financial officer from June 2012 to March 2015 and was responsible for formulating financial policy, leading our capital management efforts, and ensuring the effectiveness of the organization’s financial functions. Prior to 2012, he was managing director, head of strategy, with responsibility for long-term strategic planning for the firm, product and platform development, and strategic investments, including acquisitions. He has also served as divisional president of our Institution Services. Mr. Arnold joined the Company in January 2007 following our acquisition of UVEST Financial Services Group, Inc. (“UVEST”), a broker-dealer and investment adviser that provided services to banks, credit unions, and other financial institutions. Prior to joining us, Mr. Arnold worked at UVEST for 13 years, serving most recently as president and chief operating officer. Mr. Arnold earned a B.S. in electrical engineering from Auburn University and holds an M.B.A. in finance from Georgia State University.

QUALIFICATIONS

Mr. Arnold’s pertinent qualifications include his unique perspective and insights into our operations as our current president and chief executive officer, including knowledge of our business relationships, competitive and financial positioning, senior leadership, and strategic opportunities and challenges; operating, business and management experience as the chief financial officer, president, and now chief executive officer of a public company; and expertise in the financial industry and in particular brokerage and investment advisory services, including past service as a director of the Securities Industry and Financial Markets Association from April 2015 to July 2018.

OTHER PUBLIC COMPANY BOARDS
	Current None	Past 5 Years Optimum Fund Trust

2019 Proxy Statement	9

Proposal 1: Election of Directors

H. Paulett Eberhart	BACKGROUND
Age 65 Director Since 2014 Independent Committees: Audit Committee Compensation Committee

Ms. Eberhart currently serves as chair and chief executive officer of HMS Ventures, a privately-held business involved with technology services and the acquisition and management of real estate. From 2011 through 2014, she served as president and chief executive officer of CDI Corp. (“CDI”), a provider of engineering and information technology outsourcing and professional staffing services that was then a public company. Ms. Eberhart also served as chair and chief executive officer of HMS Ventures from January 2009 until January 2011. She served as president and chief executive officer of Invensys Process Systems, Inc. (“Invensys”), a process automation company, from January 2007 to January 2009. From 1978 to 2004, she was an employee of Electronic Data Systems Corporation (“EDS”), an information technology and business process outsourcing company that was subsequently acquired by the Hewlett-Packard Company, and held roles of increasing responsibility over time, including senior level financial and operating roles at the company, including as president of Americas of EDS from 2003 until March 2004 and senior vice president of EDS and president of Solutions Consulting from 2002 to 2003. She is a Certified Public Accountant and received her B.S. from Bowling Green State University.

QUALIFICATIONS

Ms. Eberhart’s pertinent qualifications include her wealth of managerial and executive experience, gained through her leadership as the chief executive officer of CDI, formerly an NYSE-listed public company, and Invensys, as well as her numerous years of service as an executive officer of EDS, including president of Americas; financial and accounting expertise gained through various other operating and financial positions during her 26 years at EDS; strong knowledge of the intersection of technology, data and finance industries; and knowledge and experience gained through her service on the boards of other public companies, including risk oversight experience in chairing the governance and risk committee of the board of directors of Anadarko Petroleum Corporation.

OTHER PUBLIC COMPANY BOARDS
	Current Anadarko Petroleum Corporation Valero Corporation	Past 5 Years Cameron International Corporation Ciber Corporation

10	2019 Proxy Statement

Proposal 1: Election of Directors

William F. Glavin Jr.	BACKGROUND
Age 60 Director Since 2017 Independent Committees: Audit Committee Nominating and Governance Committee

Mr. Glavin served as chair of OppenheimerFunds, Inc., a global asset management firm (“OppenheimerFunds”), from 2009 until 2015, as chief executive officer from 2009 until 2014, and as president from 2009 until 2013. OppenheimerFunds is a majority owned subsidiary of MassMutual Financial Group (“MassMutual”), a mutual life insurance company, at which Mr. Glavin held several senior executive positions prior to joining OppenheimerFunds. He served as co-chief operating officer of MassMutual from 2007 to 2008, executive vice president, U.S. Insurance Group of MassMutual from 2006 to 2008, president and chief executive officer of Babson Capital Management LLC (“Babson”), an asset management firm and subsidiary of MassMutual, from 2005 until 2006 and chief operating officer of Babson from 2003 to 2005. Prior to joining MassMutual, Mr. Glavin was president and chief operating officer of Scudder Investments, an asset management firm, from 2000 to 2003. Mr. Glavin serves as a director of MM Asset Management Holding LLC and Barings LLC, which are subsidiaries of MassMutual. Mr. Glavin received his B.A. in Economics and Accounting from the College of the Holy Cross.

QUALIFICATIONS

Mr. Glavin’s pertinent qualifications include his experience over the course of a 25-year career in the financial services industry, including as a chief executive officer and chief operating officer; extensive experience in strategic planning and talent management, in part based on his success in leading Oppenheimer through a period of significant market turbulence; a deep understanding of financial product distribution, compliance and operations, including technology demands in the financial services industry; and experience overseeing broker-dealers, including MassMutual’s broker-dealer MML Investor Services, LLC.

OTHER PUBLIC COMPANY BOARDS
	Current None	Past 5 Years None

2019 Proxy Statement	11

Proposal 1: Election of Directors

Allison H. Mnookin	BACKGROUND
Age 48 Director Since 2018 Independent Committees: Compensation Committee Nominating and Governance Committee

Ms. Mnookin is a senior lecturer of business administration in the technology and operations management unit at the Harvard Business School. From April 2016 to November 2016, Ms. Mnookin served as the chief executive officer of QuickBase, Inc. (“QuickBase”), a provider of online application software which was spun-off by Intuit, Inc., a business and financial software company, in 2016. Ms. Mnookin was an employee of Intuit from 1998 to 2016 and held roles of increasing responsibility over time, including vice president and general manager of Intuit’s QuickBase business from July 2010 to March 2016. Prior to joining Intuit, she held several sales and product marketing positions with Oracle Corporation. Ms. Mnookin has served as a director of Quartz Holding Company, the holding company of QuickBase, since November 2016 and served as a director of Fleetmatics Group PLC, a global provider of fleet management solutions for small and mid-sized businesses, from 2014 until its sale to Verizon Communications Inc. in 2016. Ms. Mnookin received her A.B. with honors from Harvard College and her M.B.A. from the Harvard Business School.

QUALIFICATIONS

Ms. Mnookin’s pertinent qualifications include her 20-year career in the technology industry, including executive leadership of high-growth cloud and business software companies. This experience, including general management in Intuit’s small business division where she was responsible for leading a portfolio of Intuit’s business products, shaped her understanding of how businesses have transformed their technologies to increase strategic advantage.

OTHER PUBLIC COMPANY BOARDS
	Current None	Past 5 Years Fleetmatics Group PLC

Anne M. Mulcahy	BACKGROUND
Age 66 Director Since 2013 Independent Committees: Compensation Committee (Chair) Nominating and Governance Committee

Ms. Mulcahy served as chair of the board of trustees of Save The Children Federation, Inc., a non-profit organization dedicated to creating lasting change in the lives of children throughout the world, from March 2010 to February 2017. She previously served as chair of the board of Xerox Corporation (“Xerox”), a global business services and document technology provider, from January 2002 to May 2010, and chief executive officer of Xerox from August 2001 to July 2009. Prior to serving as a chief executive officer, Ms. Mulcahy was president and chief operating officer of Xerox. Ms. Mulcahy received a B.A. from Marymount College of Fordham University.

QUALIFICATIONS

Ms. Mulcahy’s pertinent qualifications include her extensive experience in all areas of business management and strategic execution as she led Xerox through a transformational turnaround; valuable insights into organizational and operational management issues, including business innovation, financial management and talent development; and leadership roles in business trade associations and public policy activities, which provide the Board with additional expertise in the area of organizational effectiveness.

OTHER PUBLIC COMPANY BOARDS
	Current Graham Holdings Company Johnson & Johnson Williams-Sonoma, Inc.	Past 5 Years Target Corporation

12	2019 Proxy Statement

Proposal 1: Election of Directors

James S. Putnam	BACKGROUND
Age 64 Director Since 2005 Independent Chair of the Board Committee: Audit Committee

Mr. Putnam has served as chair of the Board of Directors since March 2017 and served as our lead director from June 2016 until March 2017. Mr. Putnam has been the chief executive officer of Global Portfolio Advisors (“GPA”), formerly a global brokerage clearing services provider that sold substantially all of its operations in 2014, since September of 2004. Mr. Putnam has served on the board of directors of GPA since 1998. Prior to his tenure with GPA, Mr. Putnam was employed by LPL Financial beginning in 1983 where he held several positions, culminating in managing director of national sales, responsible for branch development, recruitment, retention and management of LPL Financial advisors. He was also responsible for marketing and all product sales. He began his securities career as a retail representative with Dean Witter Reynolds in 1979. Mr. Putnam received a B.A. from Western Illinois University.

QUALIFICATIONS

Mr. Putnam’s pertinent qualifications include his unique historical perspective and insights into our operations as our former managing director of national sales; operating, business and management experience as the chief executive officer at GPA; and expertise in the financial industry and deep familiarity with our advisors.

OTHER PUBLIC COMPANY BOARDS
	Current None	Past 5 Years None

James S. Riepe	BACKGROUND
Age 75 Director Since 2008 Independent Committees: Audit Committee (Chair) Compensation Committee

Mr. Riepe is a senior advisor and retired vice chair of the board of directors of T. Rowe Price Group, Inc. (“TRP”), a global investment management firm, where he worked for nearly 25 years. Previously, he served on TRP’s management committee, oversaw TRP’s mutual fund activities and served as chair of the T. Rowe Price Mutual Funds. He served as chair of the board of governors of the Investment Company Institute and was a member of the board of governors of the National Association of Securities Dealers (now FINRA) and chaired its Investment Companies Committee. Mr. Riepe is a member of the board of directors of UTI Asset Management Company of India and the Baltimore Equitable Society. He also served as chair of the board of trustees of the University of Pennsylvania from which he earned a B.S. and an M.B.A.

QUALIFICATIONS

Mr. Riepe’s pertinent qualifications include his high level of financial literacy and operating and management experience, gained through his executive management positions and role as vice chair of the board of directors of TRP; expertise in the financial industry, underscored by his over 35 years of experience in investment management and his prior roles as a member of the board of governors of FINRA and as chair of the board of governors of the Investment Company Institute; and knowledge and experience gained through service on the board of other public companies.

OTHER PUBLIC COMPANY BOARDS
	Current Genworth Financial Inc.	Past 5 Years The Nasdaq OMX Group, Inc.

2019 Proxy Statement	13

Proposal 1: Election of Directors

Richard P. Schifter	BACKGROUND
Age 66 Director Since 2005 Independent Committee: Nominating and Governance Committee (Chair)

Mr. Schifter is a senior advisor of TPG, a leading global private investment firm. He was a partner at TPG from 1994 through 2013. Prior to joining TPG, Mr. Schifter was a partner at the law firm of Arnold & Porter in Washington, D.C., where he specialized in bankruptcy law and corporate restructuring. He joined Arnold & Porter in 1979 and was a partner from 1986 through 1994. Mr. Schifter currently serves on the board of overseers of the University of Pennsylvania Law School. Mr. Schifter received a B.A. with distinction from George Washington University and a J.D. cum laude from the University of Pennsylvania Law School.

QUALIFICATIONS

Mr. Schifter’s pertinent qualifications include his high level of financial literacy gained through his investment experience as a TPG partner; experience on other company boards and board committees; and nearly 15 years of experience as a corporate attorney with an internationally-recognized law firm.

OTHER PUBLIC COMPANY BOARDS
	Current Caesars Entertainment Corporation ProSight Global, Inc.	Past 5 Years American Airlines Group American Beacon Advisors, Inc. EverBank Financial Corp.

Corey E. Thomas	BACKGROUND
Age 43 Director Nominee Independent

Mr. Thomas has served as the president and chief executive officer, and as a member of the board of directors, of Rapid7, Inc. (“Rapid7”), a public company that provides analytics for security and information technology operations, since October 2012. From November 2008 to September 2012, Mr. Thomas held various other roles at Rapid7, including serving as chief operating officer. He currently serves on the board of directors of Blue Cross Blue Shield of Massachusetts, serving on its audit and health care quality and affordability committees. Mr. Thomas received a B.E. in electrical engineering and computer science from Vanderbilt University and an M.B.A. from the Harvard Business School.

QUALIFICATIONS

Mr. Thomas’ pertinent qualifications include his general management experience, including his top-level perspective on strategy and organization management as the chief executive officer of a public company; strategic insights with regard to information technology, cybersecurity and global sales and marketing gained through his career in the technology industry; an entrepreneurial mindset focused on solving the needs of clients ranging widely in size and industry; and experience leading operations involving multiple product delivery models, including his past role as a chief operating officer.

OTHER PUBLIC COMPANY BOARDS
	Current Rapid7, Inc.	Past 5 Years None

In the vote on the election of the director nominees, stockholders may:

◾	Vote FOR any of the nominees;

◾	Vote AGAINST any of the nominees; or

◾	ABSTAIN from voting as to any of the nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES AS A DIRECTOR.

14	2019 Proxy Statement

Information Regarding Board and Committee Structure

Information Regarding Board and Committee Structure

During 2018, the Board of Directors held seven meetings, of which two were held by conference call. Each of our directors attended at least 75% of the aggregate of:

•	the total number of meetings of the Board of Directors during 2018; and

•	the total number of meetings held by all committees of the Board on which the director served during 2018.

Our Corporate Governance Guidelines provide that each director who is nominated for election is expected to attend the Annual Meeting. Eight of the nine directors who served on the Board at the time of the 2018 annual meeting of stockholders attended such meeting. Viet Dinh, a former director, did not attend.

Corporate Governance Guidelines, Committee Charters, and Code of Conduct

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders.

Our Board of Directors has adopted our Corporate Governance Guidelines to set clear parameters for the operation of our Board. Our Board of Directors has also adopted charters for its audit committee (the “Audit Committee”), Nominating and Governance Committee, and Compensation Committee. We have adopted a Code of Conduct that applies to, among others, our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions.

Copies of our Annual Report, committee charters, Corporate Governance Guidelines, and Code of Conduct are available, free of charge, by writing to us at the following address:

LPL Financial Holdings Inc.

75 State Street, 22nd Floor

Boston, MA 02109

Attn: Investor Relations

Our Annual Report, committee charters, Corporate Governance Guidelines, and Code of Conduct are also available on our website at www.lpl.com under the “Investor Relations” section. If we make substantive amendments to, or grant waivers from, the Code of Conduct for certain of our executive officers, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

2019 Proxy Statement	15

Information Regarding Board and Committee Structure

Corporate Governance Highlights

We have implemented several important measures that are designed to promote long-term stockholder value:

◾ Our Board consists of a single class of directors elected on an annual basis who may be removed with or without cause. Accordingly, our stockholders are able to register their views on the performance of all directors on an annual basis, enhancing the accountability of our Board to our stockholders.

◾ We currently separate the offices of the chair of the Board and chief executive officer of the Company, although the Board maintains the flexibility to select the chair of the Board and its leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders.

◾ Our bylaws provide for a majority voting standard in uncontested director elections. We also have adopted a director resignation policy in our Corporate Governance Guidelines pursuant to which a director who does not receive support from holders of a majority of shares voted in an uncontested election must tender his or her resignation and, if our Board accepts the resignation, step down from our Board. This makes director elections more meaningful for our stockholders and promotes accountability.

◾ We seek an advisory vote on the compensation of our named executive officers annually, which underscores the careful consideration we give to our stockholders’ views on our compensation practices.

◾ We have established a compensation claw-back policy that enables the Company to recoup cash and equity incentive compensation from executive officers in the event of certain financial restatements.

◾ Our executive officers are subject to equity ownership guidelines that set minimum ownership requirements based on a multiple of annual base salary, which aligns the interests of senior management with the interests of our stockholders.

◾ We have also adopted equity ownership guidelines for directors, which set minimum ownership requirements based on a multiple of the cash portion of the annual base retainer then in effect.

◾ Our Insider Trading Policy prohibits our executives and directors from pledging and hedging our Common Stock, in order to further the alignment between stockholders and our executives that our equity awards are designed to create.

Director Independence

The listing standards of The Nasdaq Global Select Market (“Nasdaq”) require that, subject to specified exceptions, each member of a listed company’s audit, nominating and governance, and compensation committees be independent. Rule 5605(a)(2) of the listing rules of Nasdaq further provides that a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and compensation committee members are also subject to heightened independence criteria under Nasdaq rules.

After its evaluation of director independence, the Board of Directors has affirmatively determined that Messrs. Glavin, Putnam, Riepe and Schifter, and Mses. Eberhart, Mnookin and Mulcahy are independent directors under applicable Nasdaq rules, and Mr. Thomas will qualify as an independent director if elected.

Board Composition and Leadership Structure of the Board of Directors

Our business and affairs are managed under the direction of the Board of Directors. As of March 29, 2019, our Board of Directors was composed of eight directors. Under our Amended and Restated Certificate of Incorporation, the number of directors shall not be fewer than three or more than 15. The authorized number of directors may be changed only by resolution of the Board of Directors.

The Board does not have a fixed policy regarding the separation of the offices of chair of the Board and chief executive officer and believes that it should maintain the flexibility to select the chair of the Board and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders. At this time, the offices of the chair of the Board and the chief executive officer are separated. Prior to having appointed an independent chair, the Board of

16	2019 Proxy Statement

Information Regarding Board and Committee Structure

Directors had established the position of lead director, with responsibilities for performing many of the functions that an independent chair would perform for the Company. Mr. Putnam served as lead director from June 2016 until his appointment as non-executive chair in March 2017.

At this time, the Company believes that having a separate chief executive officer and chair allows Mr. Arnold to focus on his role as president and chief executive officer and increases the Board’s independence from management, leading to effective monitoring and oversight. As non-executive chair, Mr. Putnam serves as a key source of communication between the independent directors and our chief executive officer, establishes the agenda for each meeting of the Board and coordinates the agenda for and leads meetings of the independent directors.

Board Oversight

Strategic Planning

Oversight of the Company’s business strategy and strategic planning is a key responsibility of our Board. At the beginning of the year, the chair of the Board and our chief executive officer prepare an annual Board work plan that is tied to our strategic framework. As a result, elements of our strategy and operating plans are embedded in the agenda for every quarterly meeting of the Board. All members of our management committee, as well as other senior leaders, regularly attend Board and committee meetings and discuss the Company’s strategy, plans and operating results with the Board and its committees. In addition, the Board dedicates a multi-day session each year to focus on the Company’s long-term strategy and related planning. This session, which is led by our Corporate Strategy team and includes senior management, enables a deep discussion between directors and management regarding the Company’s operating environment, desired strategic positioning and financial outcomes associated with execution of the strategic plan.

The Board also dedicates significant attention to reviewing our capital allocation strategy, which is focused on disciplined capital management to drive long-term stockholder value. Key elements of our current strategy are:

•	maintaining a strong and flexible balance sheet;

•	prioritizing investments that drive organic business growth;
•	positioning the Company to take advantage of attractive merger and acquisition opportunities; and

•	returning capital to stockholders through share repurchases and dividends.

Workplace Conduct and Culture

We are committed to fostering a respectful, rewarding, diverse and inclusive workplace in which all of our employees and advisors are positioned for success. The Compensation Committee, as well as our Board, engages with our leadership team on a regular basis on human capital management topics, including culture, executive succession planning, talent acquisition and development, and diversity and inclusion initiatives. We believe that human capital management and talent development are important to the Company’s continued success.

Oversight of workplace conduct and culture was an area of focus for the Board and the Compensation Committee in 2018. At the Compensation Committee’s request, management conducted an evaluation of the Company’s workplace conduct practices, including its training, policies and procedures for preventing and responding to workplace conduct matters. In addition, during a closed session, the Board received a presentation from an external consultant on best practices for board oversight of workplace conduct and civility, as well as an assessment of the Company’s reporting channels, policies, procedures and employee training.

Finally, the Board engaged with management on a planned cultural transformation as part of the Company’s Ease of Doing Business initiative and the development of a new corporate mission statement, which served to clarify the purpose of the Company and guide corporate culture: “We take care of our advisors, so they can take care of their clients.” For additional information on the Ease of Doing Business initiative, please see “Compensation Discussion and Analysis.”

Cybersecurity

The Audit Committee and the Board are each involved in overseeing the Company’s management of cybersecurity risk. We believe that cybersecurity protection is critical to maintaining our proprietary information and the trust of our advisors and their clients. In 2018, management provided regular updates to the Audit Committee and the Board on cybersecurity matters, including projects to strengthen controls and defenses, the threat landscape and the Company’s incident response

2019 Proxy Statement	17

Information Regarding Board and Committee Structure

plans. The Board also received a presentation from an external consultant on sources of cybersecurity risk for financial services firms, best practices and the role of the Board in addressing cybersecurity risk.

Corporate Social Responsibility

Corporate social responsibility is an integral value for the Company. We enable the independent financial advisors that we support to provide objective financial guidance to millions of American families, and we are committed to supporting this vital work with excellence, integrity and ethical standards. Our work makes a difference, and we believe that the Company’s sustainability depends not only on the business we conduct but also on how we conduct it.

Our Board supports the Company’s efforts to serve its stakeholders’ interests, including stockholders, employees and advisors. The Nominating and Governance Committee provides oversight of our corporate social responsibility program, which began in 2008 with a focus on community involvement. The program subsequently expanded to encompass additional social and environmental matters that are aligned with the Company’s strategy and culture, including its efforts to attract and retain highly talented employees who are passionate about the Company’s mission. We intend to continue the evolution of the program in 2019 and have engaged a third party consultant to assist with the benchmarking and further development of the program, as well as related reporting. Our goal is a sustainability strategy that drives long-term value and related disclosures that are transparent and credible. The Board plans to review our corporate social responsibility program at least annually.

In addition to sound corporate governance, we are committed to community involvement, diversity and inclusion, and environmental principles, as well as the security of our data and the privacy of our advisors’ clients. The following is a summary of some of our practices and initiatives in these areas. To learn more, please see the “Social Responsibility” section of our website at www.lpl.com.

18	2019 Proxy Statement

Information Regarding Board and Committee Structure

Community Involvement

•   We provide our employees with 16 paid hours per year to volunteer with an organization of their choice through our Volunteer Time Off (VTO) program. More than 1,300 employees recorded over 11,150 hours of VTO in 2018.

•   Through support from the LPL Financial Foundation, our charitable arm, we foster economic empowerment through three core areas: education to empower youth, career skill cultivation and financial literacy. The LPL Financial Foundation provides grants and volunteer support to mission-aligned organizations to help them fulfill their goals.

•   We offer our employees and advisors a matching gift program through the LPL Financial Foundation, which offers up to $500 in a dollar-for-dollar match. This program funded over $500,000 in 2018 to support organizations across the country that are important to our employees and advisors.

•   We annually sponsor May Serve Days, which enable employees to participate in a wide array of volunteer activities, from fundraising walks and clothing drives to community clean-up events and mentoring programs.

Diversity & Inclusion	• We were ranked by Financial Planning magazine in the top 10 of independent broker/dealer firms with the highest percentage of women advisors, which for the Company was 17%.

•   We have established an Advisor Inclusion Council, a diverse group of representatives from advisor firms and institutions that partners with our leaders to advance our vision of being the most diverse and inclusive place to do business.

• Our Employee Resource Groups (ERGs) bring together employees who share common interests and experiences; currently, over 30% of our employees belong to at least one ERG.
• More than one-third of our current directors are women, which places our Board among the top of our industry in gender diversity, and three of our ten executive officers are women.
• We scored 100% in a national benchmarking report on LGBTQ workplace equality practices.
• We launched our African American Advisor Business Community in February 2019, and plan to launch other diverse community groups in 2019 to enable advisors to learn, share and grow.
Environment & Sustainability	• We integrate environmentally friendly practices throughout our facilities and operations.
• Recycling and composting stations are located throughout our LEED-certified Carolinas campus; our LEED-certified San Diego facility employs single-stream waste management.
• 18,000,000 gallons of rainwater have been collected each year at our Carolinas campus.
• We have established an Employee Action Committee, which promotes participation among employees in eco-friendly practices.
Business Practices

•   Our business is dedicated exclusively to our advisors; we are not a market-maker nor do we offer investment banking or underwriting services or proprietary products of our own. Because we do not offer proprietary products, we enable our advisors to offer their clients lower-conflict advice.

•   We have a strong corporate culture that promotes the highest standards of ethics and compliance for our business. Our advisors sign a Code of Ethics that covers disclosure of conflicts of interest, as well as compliance with securities laws and the protection of confidential client information, among other things.

•   To protect the confidentiality of information entrusted to us, we employ extensive physical, technical and procedural security controls at all of our facilities. We actively monitor and enforce compliance with our security policies and procedures, and we regularly review and update our physical and technical controls, as well as our policies and procedures, to respond to new threats and to adapt to changing technology.

• Our Code of Conduct, which we updated in 2018, defines the standards of conduct that we expect from all employees and provides guidance in making the right decisions in performing our work.

2019 Proxy Statement	19

Information Regarding Board and Committee Structure

Annual Board Evaluation

Our Board recognizes that a robust and constructive evaluation process is an important aspect of good corporate governance and board effectiveness. The Nominating and Governance Committee conducts an annual evaluation of our Board, each of its standing committees and individual directors following the end of each year. The goal is to provide a meaningful assessment of whether the Board’s performance, operations, size and composition are effective for the Company, both in the short- and longer-term.

Following discussion by the Nominating and Governance Committee, the 2019 annual evaluation included the following elements:

•	a written questionnaire completed by each director;

•	a written questionnaire for each Board committee completed by each committee member;

•

individual director interviews conducted by the chair of the Board and our chief legal officer (who elicited confidential feedback about the chair from directors outside the presence of the chair); and

•	written questionnaires completed by our executive officers.

The director and management questionnaires provided feedback on an unattributed basis and informed the individual director interviews, which provided further opportunity for candid discussion.

The primary topics of the 2019 annual evaluation were:

•	Board composition, diversity and size;

•	quality of materials and information provided to the Board;

•	structure and conduct of Board meetings;

•	Board leadership and decision-making processes;

•	Board committee structure and performance;

•	Board culture and dynamics;

•	Board and director interactions with management; and

•	effectiveness of Board oversight, including attention to issues and opportunities that affect long-term stockholder value.

As part of the 2019 annual evaluation, directors had the opportunity to provide feedback on individual directors, in order to help improve performance or contributions to the Board.

Our Board discussed the results of the 2019 annual evaluation in a closed session co-led by the chair of the Board and the chair of the Nominating and Governance Committee.

20	2019 Proxy Statement

Information Regarding Board and Committee Structure

Board Committees

The Board of Directors has established three standing committees: the Audit Committee, the Nominating and Governance Committee, and the Compensation Committee, each with the composition and responsibilities described below. The members of each committee were appointed by the Board of

Directors and will serve until their successors are elected and qualified, unless they are removed earlier or resign. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues. Each of the standing committees of our Board is chaired by an independent director.

The table below reflects the composition of the Board’s three standing committees as of March 29, 2019:

	Audit Committee	Nominating and Governance Committee	Compensation Committee
H. Paulett Eberhart

William F. Glavin, Jr.

Allison H. Mnookin

Anne M. Mulcahy

James S. Putnam

James S. Riepe

Richard P. Schifter

Member	Chair	Chair of the Board

Our Nominating and Governance Committee will reassess the composition of the standing committees of the Board following the election of directors at the Annual Meeting. Following its assessment after the 2018 annual meeting of stockholders, Mr. Schifter succeeded Mr. Dinh as chair of the Nominating and Governance Committee and Mr. Glavin was appointed as a member of the Nominating and Governance Committee.

Audit Committee

Our Audit Committee is composed of the following members: H. Paulett Eberhart, William F. Glavin, Jr., James S. Putnam and James S. Riepe. Mr. Riepe serves as the chair of the Audit Committee.

Each of the Audit Committee members is independent under the listing standards of Nasdaq, including under Rule 10A-3 of the Exchange Act. None of the Audit Committee members is an employee of ours or any of our subsidiaries, nor simultaneously serves on the audit committees of more than three public companies, including ours. All of the Audit Committee members meet the requirements for financial literacy and are able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. Our Board has affirmatively determined that each of Ms. Eberhart and Mr. Riepe qualifies as an audit committee financial expert under the applicable rules and regulations of the SEC.

Our Audit Committee is responsible for, among other things, the appointment, compensation, oversight and replacement, if necessary, of the independent auditor and assisting the Board in overseeing and monitoring:

◾ the integrity of the Company’s financial statements and other financial information provided by the Company to its stockholders;

◾ the integrity of the accounting and financial reporting processes of the Company, and the audit of the Company’s financial statements;

◾ the Company’s compliance with legal, regulatory and public disclosure requirements;

◾ enterprise risk management, privacy and data security (except for risks assigned to other committees or retained by the Board);

◾ the Company’s independent auditor, including its qualifications, performance and independence ; and

◾ the performance of the Company’s internal audit function.

The Audit Committee reviews and discusses our annual and quarterly financial statements, our disclosures in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual and quarterly reports filed with the SEC, and our earnings announcements prior to their release. The Audit Committee also reviews

2019 Proxy Statement	21

Information Regarding Board and Committee Structure

matters related to the Company’s related party transaction policy, the operations of the Company’s Technology department and the Company’s whistle-blower and integrity program. For additional information on the Audit Committee’s role in our enterprise risk management framework, please see    “— Risk Management and Compensation Policies and Practices.”

In addition, the Audit Committee is responsible for overseeing the fee negotiations associated with our retention of Deloitte & Touche LLP, our independent registered public accounting firm (“Deloitte”). In conjunction with the mandated rotation of Deloitte’s lead engagement partner, the Audit Committee and its chair were directly involved in 2017 with the selection of the new lead engagement partner, who began serving in that role in 2018.

The Audit Committee has authority under its charter to obtain advice and assistance from outside legal counsel, accounting or other outside advisors as deemed appropriate to perform its duties and responsibilities.

The Audit Committee met eight times during 2018.

Nominating and Governance Committee

Our Nominating and Governance Committee is composed of the following members: William F. Glavin, Jr., Allison H. Mnookin, Anne M. Mulcahy and Richard P. Schifter. Mr. Schifter serves as the chair of the Nominating and Governance Committee.

Each member of the Nominating and Governance Committee is independent under the listing standards of Nasdaq.

The Nominating and Governance Committee is responsible for:

◾ developing a profile of attributes that a potential director should possess in order to contribute effectively to the Board, taking into account the overall diversity and composition of the Board;

◾ identifying, evaluating and recruiting qualified persons to serve on our Board of Directors;

◾ selecting, or recommending to the Board for selection, nominees for election as directors;

◾ reviewing and recommending the composition of the Board’s standing committees;

◾ reviewing and assessing the Company’s corporate governance guidelines;

◾ overseeing our corporate social responsibility program; and

◾ annually evaluating the performance, operations, size and composition of our Board of Directors.

The Nominating and Governance Committee has authority under its charter to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. As discussed above, the Nominating and Governance Committee engaged Heidrick & Struggles, a director search firm, in 2018 to provide ongoing assistance in Board succession planning and in identifying, evaluating, and recruiting potential additional director candidates.

The Nominating and Governance Committee met six times during 2018.

Compensation and Human Resources Committee

The Compensation Committee is composed of the following members: H. Paulett Eberhart, Allison H. Mnookin, Anne M. Mulcahy and James S. Riepe. Ms. Mulcahy serves as the chair of the Compensation Committee.

Each member of the Compensation Committee is independent under the listing standards of Nasdaq, including the heightened standards that apply to compensation committee members. The Compensation Committee is composed entirely of “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act.

22	2019 Proxy Statement

Information Regarding Board and Committee Structure

The Compensation Committee is responsible for:

◾ reviewing and approving goals and objectives relevant to executive officer compensation and evaluating the performance of executive officers in light of those goals and objectives;

◾ reviewing and approving executive officer compensation;

◾ reviewing and approving the chief executive officer’s compensation based upon the Compensation Committee’s evaluation of the chief executive officer’s performance;

◾ overseeing senior management succession planning;

◾ making recommendations to the Board regarding the adoption of new incentive compensation and equity-based plans, and administering our existing incentive compensation and equity-based plans;

◾ making recommendations to the Board regarding compensation of our directors;

◾ reviewing and approving the general design and terms of any significant non-executive compensation and benefits plans; and

◾ reviewing our significant policies, practices and procedures concerning human resource-related matters.

In addition, the Compensation Committee reviews our executive and non-executive officer talent to ensure that we attract and develop employees with the skill sets needed to execute our business strategy. The Compensation Committee focuses on ongoing development and coaching for future leadership positions, including:

•	annual succession planning for all managing director roles to ensure we are identifying and investing in key talent for critical positions;

•	talent reviews of individual leaders at each quarterly committee meeting to provide the Compensation Committee with insight into our talent pipeline, as well as development feedback to those leaders;

•	review of the Company’s diversity and inclusion initiatives to ensure that the Company is cultivating a diverse group of leaders; and

•	talent awareness and coaching opportunities through Board presentations and less formal group gatherings.

The Compensation Committee has authority under its charter to access such internal and external resources, including retaining legal, financial or other

advisors, as the Compensation Committee deems necessary or appropriate to fulfill its responsibilities. In 2018, the Compensation Committee engaged an independent compensation consultant, Meridian Compensation Partners, LLC (the “Compensation Consultant”), to advise on compensation matters and provide experiential guidance on what is considered fair and competitive practice in our industry, primarily with respect to the compensation of our executive officers.

The Compensation Committee has the authority to delegate to subcommittees of the Compensation Committee any responsibilities of the full committee. The Compensation Committee may also delegate to a committee of one or more directors, or one or more of our executive officers, subject to certain restrictions, the power to grant stock options, restricted stock units, or other equity awards, and amend the terms of such awards, pursuant to our equity plans. References to the Compensation Committee in this proxy statement also refer to its subcommittees and its delegates, where applicable.

The Compensation Committee met seven times during 2018.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been an officer or employee of ours or any of our subsidiaries. None of our executive officers serves or has served as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Risk Management and Compensation Policies and Practices

We employ an enterprise risk management (“ERM”) framework that is intended to address key risks and responsibilities, enable us to execute our business strategy, and protect our firm and its franchise. Our framework is designed to promote clear lines of risk management accountability and a structured escalation process for key risk information and events. In addition to the ERM framework, we have written policies and procedures that govern the conduct of business by our employees and independent financial advisors, and the terms and conditions of our relationships with financial product manufacturers.

Our risk management governance approach is discussed in our Annual Report under “Item 7A.

2019 Proxy Statement	23

Information Regarding Board and Committee Structure

Quantitative and Qualitative Disclosures About Market Risk — Risk Management.” This approach includes the Board of Directors, the Audit Committee, and the Compensation Committee, as well as the Company’s Risk Oversight Committee (the “ROC”) and its subcommittees, the Company’s Internal Audit department, the Company’s Compliance, Legal and Risk department, and business line management.

Role of the Audit Committee

In addition to its other responsibilities, the Audit Committee reviews our policies with respect to risk assessment and risk management, as well as our major regulatory, litigation and financial risk exposures and the steps management has undertaken to monitor and control them. The Audit Committee generally provides reports to the Board at each of the Board’s regularly scheduled quarterly meetings.

The Audit Committee has mandated that the ROC oversee our risk management activities, including those of our subsidiaries. The Audit Committee generally receives reports on the ROC at each of the Audit Committee’s regularly scheduled quarterly meetings. The reports cover topics addressed by the ROC at its meetings since the immediately preceding report. If warranted, matters of material risk are escalated to the Audit Committee or Board more frequently. In addition, our Internal Audit department provides independent verification of the effectiveness of the Company’s internal controls by conducting risk assessments and audits designed to identify and cover important risk categories. Our Internal Audit department provides regular reports to the ROC and reports to the Audit Committee at least as often as quarterly.

Role of the Compensation Committee

In addition to its other responsibilities, the Compensation Committee assesses whether our compensation arrangements encourage inappropriate risk-taking, and whether risks arising from our compensation arrangements are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee has reviewed and evaluated the philosophy and standards on which our compensation practices have been developed and implemented across our Company. It is our belief that our compensation practices do not encourage inappropriate actions by our executive officers or other employees and are not reasonably likely to have a material adverse effect on the Company. Specifically, we believe that our compensation practices avoid:

◾	a compensation mix overly weighted toward annual bonus awards;
◾	an excessive focus on short-term equity incentive awards that could cause behavior to drive short- term stock price gains in lieu of long-term value creation; and

◾	unreasonable financial goals or thresholds that could encourage efforts to generate near-term revenue with an adverse impact on long-term success.

We believe that our current business process and planning cycle fosters the following behaviors and controls that serve to mitigate the potential for adverse risk caused by the action of our executive officers:

◾

defined processes for developing strategic and annual operating plans, approval of capital investments, internal controls over financial reporting and other financial, operational and compliance policies and practices;

◾

approval by our Board of the Company’s annual corporate goals aligns these goals with our annual operating plan, strategic plan and compensation programs, which achieves an appropriate risk-reward balance;

◾	annual review of peer group practices and compensation surveys to develop compensation strategies and practices;

◾

annual incentive awards based on a review by the Compensation Committee of a variety of metrics, including both financial performance and strategic achievements, reducing the potential to concentrate on one metric as the basis of an annual incentive award;

◾	mix of fixed and variable, annual and long-term, and cash and equity compensation is designed to encourage strategies and actions that are in our long-term best interests;

◾	discretionary authority is maintained by the Compensation Committee to adjust annual bonus funding and payments, which reduces business risk associated with our cash bonus program;

◾

long-term equity incentive awards, including performance-based awards, vest over a period of time, and as a result of the longer time horizon to receive the value of an equity award, the prospect of short-term or risky behavior is mitigated;

◾	use of more than one long-term equity incentive vehicle mitigates the risk of any one vehicle creating undue incentive to take on excessive risk; and

24	2019 Proxy Statement

Information Regarding Board and Committee Structure

◾

inclusion of stock ownership requirements for all executive officers, a “claw-back” policy, and anti-hedging policies that help to mitigate the possibility of short-term risk-taking at the expense of long-term value creation.

Communicating with the Board of Directors
Any stockholder who wishes to contact a member of our Board of Directors may do so by writing to the following address:

Board of Directors c/o Secretary LPL Financial Holdings Inc. 75 State Street Boston, MA 02109

Communications will be distributed to the chair of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

2019 Proxy Statement	25

Board of Director Compensation

Board of Director Compensation

Director Compensation Policy

Our director compensation policy provides that each of our non-employee directors receives an annual service retainer of $235,000. Of this amount, $80,000 is paid in a lump sum in cash (or, at the director’s election, in the form of shares of our Common Stock as described below) and $155,000 is paid in the form of restricted shares of our Common Stock granted under our Amended and Restated 2010 Omnibus Equity Incentive Plan (the “2010 Plan”).

The following table sets forth the additional annual service retainers under our director compensation policy that a committee member received for his or her additional duties during 2018:

	Chair	Each Other Member
Audit Committee	$ 30,000	$ 15,000

Compensation Committee	$ 25,000	$ 12,500

Nominating and Governance Committee	$ 20,000	$ 10,000

Our director compensation policy also provides that the chair of the Board receives an additional annual service retainer of $120,000 in connection with his additional duties. The retainers for committee and chair service are paid in cash in installments following the end of each quarter of service. Mr. Arnold does not receive additional compensation for his service as a director.

The Compensation Committee reviews the director compensation practices of our compensation peer group annually, with the assistance of the Compensation Consultant. The 2018 benchmarking analysis indicated that our total compensation per director was below the median of our peer group, primarily as a result of below-median equity compensation. After reviewing this analysis, the Compensation Committee recommended, and the Board approved, in May 2018, an increase in the equity portion of the directors’ annual service retainer from a grant date value of $130,000 to a grant date value of $155,000.

As noted above, in 2018, each of our non-employee directors was granted an annual award of restricted stock having a grant date value of $155,000 (based on the average of the closing price of our Common Stock for the trailing thirty consecutive trading days including the grant date). These awards vest in full on May 7, 2019, which is the day prior to the Annual Meeting, generally subject to the director’s continued

service through that date. We believe these equity grants serve to further align our directors’ interests with the interests of our stockholders.

Our director compensation policy permits non-employee directors to make an election to be issued, in lieu of the cash portion of their annual service retainer, fully vested shares of our Common Stock. For 2018, the number of fully vested shares was determined by dividing $80,000 by the average of the closing price of our Common Stock for the trailing thirty consecutive trading days, ending on and including the date such shares were granted.

Deferred Compensation Plan

Under the LPL Financial Holdings Inc. Non-Employee Director Deferred Compensation Plan (the “Deferred Plan”), non-employee directors may make an annual election to defer receipt of the equity portion, or both the equity and cash portion, of their annual service retainer for Board service. For directors who make such a deferral election, a book-entry account is established and credited with a number of deferred stock units granted under our 2010 Plan equal in value to the shares and, if so elected by the director, the cash, that would otherwise be granted or paid absent such deferral election, with each deferred stock unit representing the right to receive a share of our Common Stock. Dividend equivalent rights are credited to a director’s book-entry account, in the form of additional stock units, on both vested and unvested deferred stock units. All such shares will be paid only upon a director’s separation from service or a change in control, as defined in the Deferred Plan.

Equity Ownership Guidelines

Our Corporate Governance Guidelines include equity ownership guidelines for non-employee directors. Within five years of the date of his or her election to the Board, each non-employee director must maintain ownership of shares of Common Stock equal to five times the cash portion of the annual service retainer for Board service then in effect, not including any retainers for committee or chair service. All shares owned outright and beneficially owned by a non-employee director, including all shares of unvested restricted stock, are counted in determining compliance with such minimum ownership requirement. Neither vested nor unvested stock options are counted, however. As of March 8, 2019, each of our non-employee directors except for Ms. Mnookin, who was elected to the Board in June 2018, satisfied this minimum ownership requirement.

26	2019 Proxy Statement

Board of Director Compensation

The following table sets forth the compensation received from us by each non-employee director for service on the Board for the fiscal year ended December 31, 2018. In addition to the payments disclosed in the table below, our directors were reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)		Total ($)
Viet D. Dinh	$101,234	(3)(4)	$173,568	(5)	$274,802

H. Paulett Eberhart	$107,500		$173,568	(5)	$281,068

William F. Glavin, Jr.	$110,401	(4)(6)	$173,568	(5)	$283,969

Marco (Mick) W. Hellman	$4,167	(7)	$—		$4,167

Allison Mnookin	$80,625	(8)	$148,701		$229,326

Anne M. Mulcahy	$115,000		$173,568		$288,568

James S. Putnam	$215,000		$173,568		$388,568

James S. Riepe	$132,067	(4)	$173,568	(5)	$305,635

Richard P. Schifter	$105,401	(4)(9)	$173,568	(5)	$278,969

            Non-Employee Director Compensation Mix

(1)

The amounts shown in this column represent the aggregate grant date fair value of restricted stock awards granted to our non-employee directors in 2018. The aggregate grant date fair value of the restricted stock awards, as determined under FASB ASC Topic 718, was determined by multiplying the number of shares underlying the award by $70.47, which was the closing price per share of our Common Stock on the grant date, except for Allison Mnookin, who received her grant on June 1, 2018, on which date the closing price per share of our Common Stock was $69.78. For information regarding the number of shares of restricted stock held by each non-employee director as of December 31, 2018, see the table in footnote 2 below. The amounts shown in this column do not include the value of any fully vested shares of Common Stock that certain of our non-employee directors elected to receive in lieu of the cash portion of the annual service retainer. In accordance with SEC rules, such amounts are shown in the column “Fees Earned or Paid in Cash”.

(2)

The following table shows the aggregate number of shares of restricted stock held by each of our non-employee directors as of December 31, 2018. All restricted stock awards reported in the table below will vest in full on May 7, 2019.

Name	Restricted Stock Awards (#)
H. Paulett Eberhart	2,463

William F. Glavin, Jr.	2,463

Allison Mnookin	2,131

Anne M. Mulcahy	2,463

James S. Putnam	2,463

James S. Riepe	2,463

Richard P. Schifter	2,463

(3)

Mr. Dinh served as a director until September 15, 2018. This amount includes the prorated portion of his retainer for service during 2018 on the Nominating and Governance Committee, of which he served as chair until May 2018.

(4)

This amount includes the value of fully vested shares of Common Stock that the director elected to receive in lieu of the cash portion of the director’s annual service retainer. The aggregate grant date fair value of these shares, as determined under FASB ASC Topic 718, was determined by multiplying the number of shares underlying the award by $70.47, which was the closing price per share of our Common Stock on the grant date. Messrs. Dinh, Glavin, Riepe and Schifter delivered a written deferral election under the Deferred Plan pursuant to which the director elected to defer receipt of the fully vested shares of Common Stock in lieu of the cash portion of the annual service retainer.

(5)

Ms. Eberhart and Messrs. Dinh, Glavin, Riepe and Schifter delivered a written deferral election under the Deferred Plan pursuant to which the director elected to defer receipt of the equity portion of his or her annual service retainer.

(6)	This amount includes Mr. Glavin’s prorated retainer for service on the Nominating and Governance Committee following his appointment in May 2018.

(7)	Mr. Hellman served as a director until May 17, 2018. This amount reflects the prorated portion of his retainer for service on the Nominating and Governance Committee during 2018.

(8)

This amount represents the prorated portion of Ms. Mnookin’s annual service retainer and prorated retainer for service on the Compensation Committee following her election as a director and appointment to the Compensation Committee on June 1, 2018.

(9)	Mr. Schifter succeeded Mr. Dinh as chair of the Nominating and Governance Committee in May 2018. This amount includes Mr. Schifter’s prorated retainer for such service.

2019 Proxy Statement	27

Compensation Discussion and Analysis

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) describes the actions taken by the Compensation Committee with respect to 2018 compensation for our executive officers, including our named executive officers (“NEOs”). Under SEC rules, our NEOs for 2018 were:

Executive	Title

Dan H. Arnold	President and Chief Executive Officer

Matthew J. Audette	Chief Financial Officer

Scott Seese	Managing Director, Chief Information Officer

Richard Steinmeier(1)	Managing Director, Divisional President, Business Development

George B. White	Managing Director, Investor and Investment Solutions and Chief Investment Officer

(1)	Mr. Steinmeier commenced employment with us as managing director, divisional president, business development, on August 13, 2018.

Summary of 2018 Corporate Performance

The following summary of the Company’s corporate performance is intended to provide additional context for the Compensation Committee’s evaluation of the Company’s performance in 2018 for compensation-related purposes. As discussed below, the Compensation Committee established a bonus pool funding framework at the beginning of 2018 that assigned equal weighting to the Company’s financial performance and achievement of its pre-established 2018 corporate goals.

Adjusted EBITDA was the primary metric used in the bonus pool funding framework to evaluate the Company’s financial performance in 2018. The Compensation Committee also considered the Company’s gross profit and expense management results, and their effect on the Company’s Adjusted EBITDA results. EBITDA, Adjusted EBITDA, gross profit and core G&A are non-GAAP financial measures that are described below under “Non-GAAP Financial Measures.”

Under the bonus pool funding framework, the Compensation Committee assessed the achievement of the following five corporate goals for 2018, which were approved by the Board of Directors at the beginning of the year along with underlying key performance metrics and program deliverables:

•

Drive profitable growth and complete the onboarding and assimilation of advisors from National Planning Holdings, Inc. (“NPH”), the broker-dealer network that the Company acquired in 2017 (the “Growth Goal”);

•

Enhance the service experience for advisors and their clients by making it easier for them to do business with the Company, which we refer to as our Ease of Doing Business initiative (the “Ease of Doing Business Goal”);

•	Foster a culture where engaged employees are empowered to execute with excellence;

•	Improve operating leverage, effectively deploy capital and maximize stockholder returns (the “Operating Leverage Goal”); and

•	Effectively manage firm risk.

The Company generated strong financial results in 2018, including net income and earnings per share that grew year-over-year by 84% and 87%, respectively. The Company’s gross profit of $1.9 billion in 2018 increased 25% from $1.6 billion in 2017, as a result of growth across all primary revenue lines. The Company maintained a focus on expense management while increasing investments in organic growth, which resulted in core general and administrative expense (“Core G&A”) of $817 million, an increase of 15% year-over-year prior to costs related to corporate acquisitions. As a result, the Company’s EBITDA and Adjusted EBITDA each grew year-over-year by 40%. The Company’s Adjusted EBITDA of $889 million in 2018 exceeded the Company’s 2018 performance target of $777 million by $112 million, or 14%. For additional discussion and analysis of the Company’s 2018 financial performance, please refer to the Annual Report.

28	2019 Proxy Statement

Compensation Discussion and Analysis

As further discussed below, the Compensation Committee determined that the Company generally performed well against its 2018 corporate goals. The Company drove growth in its total brokerage and advisory assets through a combination of organic growth and the acquisition of assets from NPH. Organic growth was driven by recruited assets of $27.3 billion, compared to $25.0 billion in 2017, and production retention that increased to 96% from 95% year-over-year. In addition, the Company’s advisors continued to shift their business mix from brokerage to advisory solutions, and increase their use of both the Company’s corporate advisory and centrally managed platforms, which benefit the Company’s gross profit return on assets over time. Although the Ease of Doing Business initiative is ongoing, the Company made progress in 2018 in positioning itself to better serve and support its advisors, including improvements to its ClientWorks platform, service model and corporate culture. In addition, the Company’s expense discipline enabled it to make significant investments in organic growth and technology capabilities in 2018, including through the acquisition of AdvisoryWorld, while also returning capital to stockholders.

After taking into account the Company’s overall performance against financial and non-financial goals for 2018, the Compensation Committee determined that the 2018 bonus pool would be funded at an above-target level, and the annual cash bonus awards to our NEOs (as well to our other executives and employees) would generally be paid at target, or above target level for high performing employees, including our NEOs. This approach is consistent with our compensation philosophy and past practice.

Gross profit increased to $1.9 billion in 2018, up 25% from the prior year.

Gross Profit

($ in millions)

The increase in the Company’s gross profit combined with disciplined expense management generated operating leverage, as Adjusted EBITDA increased 40% year-over-year to $889 million. This result exceeded our 2018 performance target of $777 million by 14%.

Adjusted EBITDA

($ in millions)

2019 Proxy Statement	29

Compensation Discussion and Analysis

Total brokerage and advisory assets, which reflect market movement in addition to net new assets, were $628 billion as of December 31, 2018, a 2% increase from the prior year-end balance of $615 billion. Total net new assets in 2018 were $51.6 billion, including $37.3 billion from NPH.

Total Brokerage and Advisory Assets

($ in billions)

As of December 31, 2018, advisory assets, which are a component of total brokerage and advisory assets, had grown to $282 billion, up 3% from the prior year and represented 45% of total brokerage and advisory assets at year-end. Corporate advisory assets and centrally managed assets grew year-over-year 8% and 17%, respectively.

Advisory Assets

($ in billions)

Capital was returned to stockholders through a share repurchase program and dividends. In 2018, $506 million of capital was returned to stockholders, including $88 million of dividends and $418 million of share repurchases (representing 6.5 million shares).

Capital Returned to Shareholders

($ in millions, except amount per share)

30	2019 Proxy Statement

Compensation Discussion and Analysis

Compensation Philosophy

Under the oversight of the Compensation Committee, our executive compensation program rewards sustained positive financial and operating performance. Our executive compensation program is designed to align our executives’ compensation to the performance of the Company while avoiding practices that may create unwarranted risk.

The design and operation of our executive compensation program reflect the following basic objectives:

◾ aligning the interests of our executive officers with the interests of our Company and its stockholders;

◾ linking our executive officers’ compensation to the achievement of both short-term and long-term strategic and operational goals; and

◾ attracting, motivating, and retaining highly qualified executive officers who are passionate about the mission of our Company.

We seek to achieve these objectives through the following guiding compensation principles:

◾ paying compensation that is competitive with that offered for similar positions with our peer companies;

◾ striking an appropriate balance between current and long-term compensation as well as cash and equity compensation;

◾ linking short-term and long-term total compensation largely to objective and, to the extent possible, quantifiable performance measures;

◾ rewarding Company and business unit performance, as well as individual performance and potential; and

◾ using equity-based compensation for a significant portion of total compensation.

Compensation Governance In order to implement our compensation philosophy, and to promote strong governance and alignment with stockholder interests, we do the following:

✓	maintain a pay mix that is weighted more heavily on variable, performance-based compensation than fixed compensation;

✓	maintain stock ownership guidelines for executives;

✓	maintain a compensation claw-back policy that enables the Company to recoup cash and equity incentive compensation from executive officers in the event of certain financial restatements;

✓	retain an independent compensation consultant engaged by, and reporting directly to, the Compensation Committee;

✓	benchmark executive compensation against peers with which we compete for talent;

✓	conduct annual risk assessments of our executive compensation policies and practices;

✓	hold an annual stockholder “say on pay” vote; and

✓	hold Compensation Committee executive sessions without management present.

In addition, we do not do the following:

✘	re-price stock options without stockholder approval;

✘	permit hedging transactions or short sales by executives;

✘	permit pledging or holding company stock in a margin account by executives;

✘	enter into individual employment agreements; or

✘	provide excise tax gross-ups to executives.

We have designed our compensation practices to align with competitive market practices, strengthen the alignment between compensation paid and Company performance, and provide greater transparency for our employees and investors. These practices are discussed below.

2019 Proxy Statement	31

Compensation Discussion and Analysis

Components of Compensation

The core components of our executive compensation program are:

◾	Base salary;

◾	Annual cash bonus awards;

◾	Long-term equity incentive awards; and

◾	Severance and change-in-control benefits.

The Compensation Committee retains flexibility to determine the appropriate level and mix of the various compensation components consistent with our business needs. The mix of compensation elements is intended to provide our NEOs with a competitive total pay package that both rewards short-term results and drives long-term corporate performance.

The annual cash bonus awards incentivize our NEOs to achieve pre-determined annual Company and individual performance goals. The long-term equity incentive awards incentivize our NEOs to increase stockholder value over a sustained period of time and to achieve pre-determined long-term Company performance goals, which align the interests of our NEOs with the interests of our stockholders.

The charts below show that variable compensation comprised 85% of Mr. Arnold’s 2018 total target compensation mix and 75% of our other NEO’s 2018 average total target compensation mix.

Base Salary

We pay our NEOs base salaries in order to provide a level of competitive and stable income. The base salaries of our NEOs are set based on the responsibilities of the individual, taking into account the individual’s skills, experience, and prior compensation levels, as well as market compensation levels of our peer group and other survey data, as described below. The Compensation Committee reviews base salaries for our NEOs on an annual basis, although salary changes may occur on a less frequent basis.

Generally, the Compensation Committee will increase an NEO’s base salary when individual performance, job scope, or market compensation data indicate that an increase is warranted. As the responsibilities of our NEOs increase in the future, the Compensation Committee generally plans to adjust compensation through increases in the size of long-term equity awards and, to a lesser extent, annual cash bonus opportunity, rather than through adjustments to base salary.

With regard to our NEOs’ base salaries for 2018:

◾	The base salaries of Messrs. Arnold, Audette, Seese and White were unchanged from 2017; and

◾	Mr. Steinmeier’s base salary was set at the time he joined us in August 2018.

32	2019 Proxy Statement

Compensation Discussion and Analysis

In determining that the salaries remained appropriate for Messrs. Arnold, Audette, Seese and White, the Compensation Committee considered, among other things, competitiveness and mix of the total compensation opportunities based on benchmarking data prepared by the Compensation Consultant. This benchmarking data included compensation data for comparable roles at relevant peer companies and other survey data, as described further in the “Benchmarking” section (“Benchmarking Data”).

In determining that Mr. Steinmeier’s base salary was appropriate, the Compensation Committee considered his expertise, the nature and scope of his responsibilities at the Company and his experience prior to joining the Company, as well as internal equity considerations.

The 2018 salaries for all of our named executive officers appear in the Summary Compensation table that follows this CD&A.

Annual Cash Bonus Awards

We provide annual cash bonus awards in order to tie a significant portion of the overall cash compensation of each of our NEOs to the achievement of annually-established, key short-term corporate objectives and financial goals of the Company. See “—Goals, Objectives and Performance Evaluation” below for a description of these objectives and goals and our 2018 performance against them. The Compensation Committee believes that our NEOs, as key members of the Company’s leadership team, share responsibility for supporting the goals and performance of the Company.

At the beginning of 2018, the Compensation Committee established:

◾	Target award amounts for each NEO (other than Mr. Steinmeier, whose target award amount was set at the time he joined us in August 2018 based on the same factors described under “Base Salary”);

◾	Financial and non-financial Company performance goals, which were approved by the Board; and

◾	A bonus funding framework that provided a potential range of bonus pool funding based on the level of achievement of the Company’s financial and non-financial performance goals.

Target Award Amounts

The Compensation Committee sets each NEO’s individual target award amount by taking into account Benchmark Data, the nature of the NEO’s role and the NEO’s potential contribution to the execution of the Company’s overall performance goals, rather than focusing only on their individual business unit or function. We believe that our annual cash bonus plan provides a significant incentive to our NEOs to work collaboratively as a team toward achieving our overall financial and non-financial corporate performance goals.

Bonus Funding Framework

In establishing the 2018 bonus pool funding framework, the Compensation Committee assessed its historical approach to annual incentive compensation. In connection with such assessment, the Compensation Committee determined that, relative to our peers’ practices, our historical approach provided a greater level of discretion to the Compensation Committee to determine annual bonus pool funding within prescribed guidelines.

As a result, the Compensation Committee established a more quantitative approach in 2018, although it continued to believe that maintaining a level of discretion was appropriate given the variety of factors that affect the Company’s Adjusted EBITDA results, including prevailing interest rates and equity market performance. By undertaking a more quantitative approach, the Compensation Committee sought to provide management with increased transparency, and also sought to incentivize the achievement of key business priorities and to better align with industry best practice.

To determine the bonus pool funding for 2018, the Compensation Committee reviewed the following criteria, with the indicated weightings:

Criteria Weightings

Target performance as it related to the financial and corporate goals would yield a 2018 bonus funding pool of $47.8 million (“Target Funding”). Bonuses to our NEOs, other executives and other employees would be paid from this pool.

2019 Proxy Statement	33

Compensation Discussion and Analysis

Financial Performance Goals. For the Company’s 2018 financial performance goals, the Compensation Committee established a range of bonus funding based on the Company’s actual Adjusted EBITDA results relative to a performance target of $777 million. The range of bonus funding was scaled such that performance above target would yield a proportionately greater payout and performance below target would yield a proportionately lesser payout. This approach was intended to ensure that the financial results were a motivating element in the funding framework:

Percentage of Target	Percent payout
120%	150%

100%	100%

80%	50%

The Company generated Adjusted EBITDA of $889 million in 2018, which was 14% greater than the performance target. This level of achievement resulted in a funding level above target for this component of the funding framework.

Corporate Goals. The Compensation Committee established the following weights for each of the Company’s 2018 corporate goals:

Goal	Weight
Profitable Growth	15%

Ease of Doing Business	15%

Other goals, collectively	10%

Total	40%

The Compensation Committee assigned greater weighting to the Profitable Growth Goal and the Ease of Doing Business Goal because they were priority elements of the Company’s longer-term strategy.

The Committee also established a range of bonus funding per goal using the performance rating scale below.

Performance Rating	Payout
Exceeds	150%

Meets	100%

Partially meets	75%

As further described under “—Goals, Objectives and Performance Evaluation.” the Compensation Committee rated:

•	the Profitable Growth Goal and the Ease of Doing Business Goal as “partially meets;”
•	the Operating Leverage Goal as “exceeds;” and

•	each of the other goals as “meets.”

The collective achievement of these corporate goals resulted in a funding level slightly below target for this component of the funding framework.

Committee Discretion. After determining the applicable funding level, the Compensation Committee had discretion to adjust bonus pool funding up or down based on its subjective assessments of key drivers of performance (including business and market factors affecting the Company’s financial results) and the degree of difficulty of the individual 2018 corporate goals.

For 2018, the collective level of achievement of the Company’s financial and corporate goals yielded total bonus pool funding of $53.6 million, which exceeded Target Funding.

The Compensation Committee exercised its discretion to increase the level of 2018 bonus pool funding to $55.4 million. In exercising its discretion, the Compensation Committee considered the degree of difficulty of the Profitable Growth Goal and the Ease of Doing Business Goal and, in particular:

•	the Company’s recruited assets of $27.3 billion, while below target, represented record results; and

•

the multi-year nature of the Ease of Doing Business initiative, which affects Company-wide operations and corporate culture, and progress on longer-term program deliverables in 2018 that exceeded expectations.

The Compensation Committee also considered the Company’s strategic execution, including its progress in providing new capabilities that help its financial advisors differentiate themselves in the marketplace. For example, the Company’s acquisition of AdvisoryWorld accelerated delivery of technology solutions to the Company’s financial advisors for proposal generation, investment analytics and portfolio modeling.

The 2018 bonus pool was 6.2% of 2018 Adjusted EBITDA, compared to 7.5% as a percentage of 2017 Adjusted EBITDA for the 2017 bonus pool.

Individual Award Determinations

The Compensation Committee evaluates each NEO’s performance against additional, previously established individual goals. In determining whether and to what extent bonuses are paid, the Compensation Committee takes into account

34	2019 Proxy Statement

Compensation Discussion and Analysis

discussions with management and the Compensation Consultant. See “—Goals, Objectives and Performance Evaluation.”

The Compensation Committee generally has the discretion to pay bonuses above or below the established targets based upon their assessment of each NEO’s performance and potential, and other considerations such as internal pay equity.

Our chief executive officer and chief financial officer met with the Compensation Committee in December 2018 and January 2019 to discuss our actual performance compared to our financial and corporate goals for 2018. Based primarily on this assessment of the Company’s performance, the Compensation Committee exercised its discretion to award annual cash bonuses to our NEOs above each executive’s target award amount for 2018.

The table and chart below show the target annual cash bonus award opportunity established for each of our NEOs at the beginning of 2018 (other than Mr. Steinmeier), as well as the actual cash bonus awarded to each of our NEOs for 2018, as determined by the Compensation Committee:

NEO	Target Award		Target Award as a Percentage of Base Salary	Cash Bonus	Cash Bonus Awarded as a Percentage of Base Salary	Cash Bonus Awarded as a Percentage of Target Award
Dan H. Arnold	$1,800,000		225%	$2,430,000	304%	135%

Matthew J. Audette	$1,050,000		175%	$1,420,000	237%	135%

Scott Seese	$800,000		160%	$1,120,000	224%	140%

Richard Steinmeier	$212,000	(1)	47%	$265,000	59%	125%

George B. White	$625,000		125%	$875,000	175%	140%

(1) Mr. Steinmeier’s annual target award is $549,000, or 122% of his base salary. Mr. Steinmeier’s target award for 2018 was prorated for the portion of the year following the commencement of his employment with the Company. Mr. Steinmeier also received a $500,000 sign-on bonus in connection with his commencement of employment.

Annual Cash Bonus Awards

($ in thousands)

Long-Term Equity Incentive Awards

The purposes of our long-term equity incentive program are to promote the achievement of corporate goals that drive long-term stockholder value, to align the interests of our executive officers and other key employees with our stockholders and to retain key executives. Our long-term equity incentive program is critical to our efforts to hire and retain the best talent in the financial services industry.

At the beginning of each year, the Compensation Committee establishes annual long-term incentive (“LTI”) award targets for executive officers after reviewing the recommendations of our chief executive officer and additional information, including Benchmarking Data. Annual target award amounts are based on an executive’s position, including job scope and base salary, after consideration of Benchmarking Data and prior years’ awards to the executive. For 2018, the Compensation Committee established annual LTI award targets for our NEOs that ranged from 125% to 350% of base salary.

After the conclusion of the year, the Compensation Committee determines the actual amounts of the LTI award to be granted to each of our NEOs based on the target award previously set by the Compensation Committee as well as the NEO’s individual performance both during the year and over time,

2019 Proxy Statement	35

Compensation Discussion and Analysis

leadership responsibilities and potential, and retention considerations. Based upon such considerations, an NEO’s actual LTI award may vary from the target amount previously established. Unlike our annual cash bonus awards, the actual amount of executives’ LTI awards are generally not based on annual Company performance, although the value of those LTI awards depends on the Company’s longer-term performance.

LTI Vehicles

Prior to 2017, our long-term equity incentive awards consisted of time-based restricted stock units (“RSUs”) and stock options. In 2017, the Compensation Committee approved performance share units (“PSUs”) as an additional form of performance-based LTI award to be incorporated into the Company’s awards for all executive officers, including our NEOs. We continue to believe the incorporation of PSUs into our long-term equity incentive program aligns with our pay-for-performance principles and puts appropriate focus on long-term alignment and pay relative both to market peers and stockholder returns.

In 2018, the Compensation Committee approved equity grants to our chief executive officer that consisted of 50% PSUs and 50% stock options (by grant date value), and equity grants to our other NEOs (other than Mr. Steinmeier) that consisted of 40% PSUs, 30% stock options and 30% RSUs. We believe that this blended approach provides appropriate incentives for long-term stockholder value creation while also serving as a retention tool for the Company.

Pursuant to the terms of his offer letter, the Compensation Committee granted Mr. Steinmeier a sign-on award of 30,143 RSUs on September 7, 2018, which vests in equal annual installments over four years. This grant reflects the results of negotiations in recruiting Mr. Steinmeier to accept employment with the Company.

2018 Performance Share Unit Awards. The PSUs granted in 2018 are eligible to become earned PSUs based on the Company’s total stockholder return (“TSR”) relative to the TSR of a predetermined comparator group over a three-year performance period (the “Performance Period”). The comparator group consists of the Standard & Poor’s 1500 Capital Markets Companies (the “Comparator Group”), and the number of earned PSUs is based on a relative ranking between the 25th and 80th percentile of the

Comparator Group’s TSR results. Based on our relative performance, the number of earned PSUs can range between 50% (threshold) and 200% (maximum) of the target award as shown below:

Performance Level	Relative TSR Percentile Rank (based on Comparator Group)	Common Shares Earned (as a % of Target)
Maximum	80th	200%

Target	50th	100%

Threshold	25th	50%

Below Threshold	Below 25th	0%

The beginning and ending share price for TSR calculations will be based on the average closing price of our Common Stock for the trailing thirty consecutive trading days including each of the beginning and end dates of the Performance Period. Earned PSUs become vested on the later of the third anniversary of the grant date and the date on which the Compensation Committee certifies achievement of the performance criteria associated with the award. The number of earned PSUs is capped at 100% of the target award if the Company’s TSR is negative over the Performance Period.

In granting PSUs in 2018, the Compensation Committee calculated the number of shares underlying each award using a price per share equal to the average closing price of our Common Stock for the trailing thirty consecutive trading days including the grant date. This approach was intended to mitigate the effect of stock price volatility.

2018 Stock Option Awards. The stock options granted in 2018 enable a grantee to purchase a specified number of shares of our Common Stock at a fixed purchase price over a fixed period of time. The exercise price is equal to the closing price per share of our Common Stock on the date of grant. These stock options will only have value if our share price exceeds the options’ exercise price, and the stock options vest in three equal annual installments.

In determining the size of stock option awards in 2018, the Compensation Committee used the value per option as of the grant date, calculated using the Black-Scholes model and related assumptions (the “Black-Scholes Value”).

2018 Restricted Stock Unit Awards. Upon vesting, each RSU granted in 2018 entitles the grantee to receive one share of our Common Stock. RSUs vest

36	2019 Proxy Statement

Compensation Discussion and Analysis

over time, generally in three equal annual installments. In granting RSUs in 2018, the Compensation Committee calculated the number of shares underlying each award using a price per share equal to the average closing price of our Common Stock for the trailing thirty consecutive trading days including the grant date, consistent with the approach to PSUs.

Effect of Termination of Employment and Retirement on 2018 Equity Awards. Unvested stock options, RSUs and PSUs generally are forfeited if an NEO voluntarily leaves the Company other than upon retirement. In the event of retirement, stock options and RSUs will become fully vested, stock options will generally remain exercisable for a period of two years following termination and PSUs will generally remain outstanding and eligible to become earned PSUs in accordance with the terms of the award. “Retirement” means the termination of employment other than for cause following either:

◾	attainment of age 65 and completion of five years of continuous service with the Company; or

◾	attainment of age 55 and completion of ten years of continuous service with the Company.

The table and chart below show the target LTI award established for each of our NEOs for 2018, as well as the actual LTI award granted to our NEOs for 2018 performance, as determined by the Compensation Committee:

Executive	2018 Annual Base Salary	LTI Target % of Base Salary	LTI Target $	LTI $ Granted(1)
Dan H. Arnold	$800,000	350%	$2,800,000	$3,868,623

Matthew J. Audette	$600,000	175%	$1,050,000	$1,274,947

Scott Seese	$500,000	160%	$800,000	$1,032,055

Richard Steinmeier	$450,000	75%	$598,500	$1,841,134

George B. White	$500,000	125%	$625,000	$758,868

(1)

These LTI awards were granted on February 25, 2019 for services provided during fiscal year 2018. Mr. Arnold received 50% of his LTI award as PSUs and 50% as stock options. The remaining NEOs received 40% of their awards as PSUs, 30% as stock options and 30% as RSUs. PSUs are eligible to become earned and vested based on the achievement of performance criteria over a three-year period, as described above. Stock options and RSUs are scheduled to vest in equal annual installments over a three-year period.

Long-Term Incentive Awards

($ in thousands)

NEO LTI awards granted on February 25, 2019 by the Compensation Committee were based on 2018 targets as well as an NEO’s individual performance during 2018, leadership responsibilities and potential, as well as retention considerations.

Because the NEO LTI awards described in the table above were granted in 2019, they are not reflected in our Summary Compensation table or Grants of Plan-Based Awards table. In accordance with SEC rules, the equity awards shown in our Summary

Compensation table and Grants of Plan-Based Awards table reflect LTI awards that were granted during calendar year 2018. The awards shown in such tables include the LTI awards granted in February 2018 for services performed in 2017.

In addition to our annual LTI awards, the Summary Compensation Table reflects the one-time grant of RSUs to Mr. Steinmeier in 2018, which is discussed above.

2019 Proxy Statement	37

Compensation Discussion and Analysis

Additional Compensation Elements

Severance and Change-in-Control Benefits

Our Executive Severance Plan enables us to offer a form of protection to our NEOs in the event their employment with us is involuntarily terminated by the Company or is terminated for good reason by the executive (each, a “qualifying termination”). We believe that providing these benefits helps us compete for executive talent and may help us retain current key employees. All of our NEOs are eligible for severance benefits under the Executive Severance Plan.

Executive Perquisites

Executive perquisites are not a core component of our executive compensation program, however, we offer an executive financial services policy, pursuant to which NEOs are eligible to receive annual reimbursement of up to $15,000 for qualifying personal financial planning services. We also provide for reimbursement of relocation expenses in connection with an executive’s work-related relocation.

Other Compensation Components

401(k) Plan.    We maintain a retirement savings plan (the “401(k) Plan”), for the benefit of all eligible employees, including our NEOs. Under the terms of the 401(k) Plan, employees may elect to make pre-tax 401(k) and Roth 401(k) contributions up to the statutorily prescribed limit. Effective May 1, 2018, we provide a match in an amount equal to 75% of an employee’s elective deferral up to 8% of his or her eligible compensation on a pay period basis after six months of service. We provide this benefit to all of our eligible employees, and it is provided to our NEOs on the same basis as all other eligible employees. From January 1, 2018 to April 30, 2018, we provided a match in an amount of 65% of an employee’s elective deferral up to 8% of his or her eligible compensation after one year of service.

Nonqualified Deferred Compensation.    Mr. Arnold, previously an executive of our wholly-owned indirect subsidiary, UVEST Financial Services Group, Inc. (“UVEST”), participates in the UVEST Executive Nonqualified “Excess” Plan (the “UVEST Plan”). The UVEST Plan allows certain highly compensated or management employees to defer up to 100% of their current compensation, which includes for this purpose base salary, service bonus, performance-based compensation, and commissions. Distributions of deferred amounts may be made only upon a qualifying distribution event, which, depending on the individual’s election, may be a separation from service, disability (as defined in the UVEST Plan), death, a change-in-control event (as defined in the UVEST Plan), an unforeseeable emergency, or a specified date, or may be the earliest of one or more of these events. At the time an election is made to defer compensation under the UVEST Plan, participants may choose, with respect to each potential qualifying distribution event, to receive amounts in either a lump sum or in equal annual installments over a number of years (but not to exceed five years). Deferred amounts are credited with an investment return determined as if the amounts were invested in one or more investment funds made available by the UVEST Plan and selected by a participant. The amounts of compensation Mr. Arnold elected to defer under the UVEST Plan in 2018 are described in the table below titled “Nonqualified Deferred Compensation for the Year Ended December 31, 2018.”

38	2019 Proxy Statement

Compensation Discussion and Analysis

The chart below shows the total 2018 compensation for our NEOs, by component.

NEO Compensation Mix

($ in thousands)

Goals, Objectives and Performance Evaluation

Our NEOs are primarily responsible for ensuring that the Company achieves its annual and long-term goals. At the beginning of 2018, our Board determined, with the input of the chief executive officer and the management team, the corporate goals for the year, including with regard to the Company’s financial performance. In evaluating incentive compensation at the end of the year, the Compensation Committee considered the level of achievement of the Company’s financial and non-financial performance goals.

The Compensation Committee determined that the Company generally performed well against its 2018 goals based on its strong financial results and the achievement of the non-financial performance goals listed below. See “Executive Summary—Summary of 2018 Corporate Performance” and “Annual Cash Bonus Awards-- Bonus Funding Framework” for additional information about our 2018 performance and the 2018 bonus funding framework.

2019 Proxy Statement	39

Compensation Discussion and Analysis

2018 Corporate Goals	Performance Commentary
Drive profitable growth and complete the onboarding and assimilation of NPH advisors

The Company successfully completed the onboarding of NPH advisors and assets. Recruited assets of $27.3 billion represented a record recruiting year, and production retention increased to 96% from 95%. Profitability metrics outperformed annual targets, as advisors increased their use of the Company’s corporate advisory and centrally managed platforms.

Make it easier for advisors and their clients to do business with the Company

The Company made progress on its multi-year Ease of Doing Business initiative. The Company delivered improvements to the functionality, performance and resiliency of its ClientWorks platform, and began introducing new capabilities for advisors. It also streamlined processes and modernized policies, which contributed to reduced service center escalation volume. The Company initiated a structured approach to a cultural transformation, including introduction of its new client-centric mission statement. Progress on program deliverables exceeded expectations in 2018 and resulted in improved advisor satisfaction scores year-over-year.

Foster a culture where engaged employees are empowered to execute with excellence

The Company achieved an annualized retention rate of high performing employees of 93% in 2018. A 73.5% overall favorable score in the annual employee engagement survey indicated an upward trend in employee engagement across all business units and validated our employee-focused initiatives.

Improve operating leverage, effectively deploy capital and maximize stockholder returns

The Company drove improved operating margin in 2018 through strong gross profit growth and disciplined expense management. The Company deployed capital to drive organic growth, including $122 million in technology-related investments, and completed the AdvisoryWorld acquisition. The Company also returned $506 million to stockholders, and its total stockholder return was in the top decile of the Comparator Group.

Effectively manage firm risk

The Company reduced its technology operational risk through control improvements related to “end of life” software, technology infrastructure and cybersecurity. Compliance testing programs and execution of key controls and related initiatives were completed on time. The Company effectively managed its litigation and arbitration portfolio, as well as regulatory matters.

As we look forward to 2019, the Board has recommitted our management team to goal categories that are generally consistent with those adopted in 2018.

Non-GAAP Financial Measures

We believe that presenting certain non-GAAP measures by excluding or including certain items can be helpful to investors and analysts who may wish to use some or all of this information to analyze the Company’s current performance, prospects, and valuation. We use this non-GAAP information internally to evaluate operating performance and to formulate the budget for future periods. We believe that the non-GAAP measures and metrics discussed below are appropriate for evaluating the performance of the Company for compensation-related purposes.

Gross Profit

Gross profit is calculated as net revenues less commission and advisory expenses and brokerage, clearing, and exchange fees. All other expense categories, including depreciation and amortization of fixed assets and amortization of intangible assets, are considered general and administrative in nature. Because the Company’s gross profit amounts do not include any depreciation and amortization expense, the Company considers its gross profit amounts to be non-GAAP measures that may not be comparable to those of others in its industry. We believe that Gross Profit can provide investors with useful insight into the

40	2019 Proxy Statement

Compensation Discussion and Analysis

Company’s core operating performance before indirect costs that are general and administrative in nature.

Core G&A

Core G&A consists of total operating expenses, which were $4.5 billion for the year ended December 31, 2018, excluding the following expenses: commission and advisory, regulatory charges, promotional, employee share-based compensation, depreciation and amortization, amortization of intangible assets, and brokerage, clearing, and exchange. We believe Core G&A reflects the corporate operating expense categories over which management can generally exercise a measure of control, compared with expense items over which management either cannot exercise control, such as commission and advisory expenses, or which management views as a promotional expense necessary to support advisor growth and retention, including conferences and transition assistance. Core G&A is not a measure of the Company’s total operating expenses as calculated in accordance with GAAP. The Company reviews Core G&A in addition to total operating expenses because total operating expenses contains expense components, such as commission and advisory expenses, that are market-driven and over which the Company cannot exercise control. Set forth below is a reconciliation of the Company’s total operating expenses to Core G&A for the year ended December 31, 2018.

EBITDA

EBITDA is defined as net income plus interest expense, income tax expense, depreciation, amortization and loss on extinguishment of debt. We believe that EBITDA can be a useful financial metric in understanding the Company’s earnings from operations. EBITDA is not a measure of the Company’s financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity. Set forth below is a reconciliation of the Company’s net income to EBITDA for the years ended December 31, 2018, 2017 and 2016.

Adjusted EBITDA

Adjusted EBITDA is defined as EBITDA, further adjusted to exclude certain non-cash charges. We believe that Adjusted EBITDA can be a useful financial metric in assessing our historical operating performance from period to period by excluding certain items that we believe are not representative of our core business. Set forth below is a reconciliation of the Company’s net income to Adjusted EBITDA for the years ended December 31, 2018, 2017 and 2016.

Gross profit, Core G&A, EBITDA and Adjusted EBITDA are not measures of the Company’s financial performance under GAAP and should not be considered as an alternative to net income or earnings per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity. In addition, EBITDA and Adjusted EBITDA can differ significantly from company to company depending on, among other things, long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, and capital investments.

Set forth below is a reconciliation of Core G&A to the Company’s total operating expenses for the twelve months ended December 31, 2018 (in thousands):

Core G&A	$ 818,616

Regulatory charges	31,775
Promotional	208,603

Employee share-based compensation	23,108

Total G&A	1,082,102

Commissions and advisory	3,177,576
Depreciation & amortization	87,656

Amortization of intangible assets	60,252
Brokerage, clearing and exchange	63,154

Total operating expense	$ 4,470,740

2019 Proxy Statement	41

Compensation Discussion and Analysis

Set forth below is a reconciliation of the Company’s net income to EBITDA and Adjusted EBITDA for the twelve months ended December 31, 2018, 2017 and 2016 (in thousands):

	2018	2017	2016
Net income	$439,459	$238,863	$191,931
Non-operating interest expense	125,023	107,025	96,478
Provision for income taxes	153,178	125,707	105,585
Loss on extinguishment of debt(1)	—	22,407	—
Depreciation and amortization	87,656	84,071	75,928
Amortization of intangible assets	60,252	38,293	38,035

EBITDA	865,568	616,366	507,957
Employee share-based compensation expense (2)	23,108	19,413	20,352

Adjusted EBITDA	$888,676	$635,779	$528,309

(1)

Represents expenses incurred resulting from the early extinguishment and repayment of amounts outstanding on our prior senior secured credit facilities, including the accelerated recognition of unamortized debt issuance costs that had no future economic benefit, as well as various other charges incurred in connection with the repayment under prior senior secured credit facilities and the establishment of new or amended senior secured credit facilities.

(2)

Represents share-based compensation expenses for equity awards granted to employees, officers, and directors. Such awards are measured based on the grant-date fair value and recognized over the requisite service period of the individual awards, which generally equals the vesting period.

How Compensation Decisions Were Made

Role of Compensation Committee

The Compensation Committee is composed entirely of directors who meet the Nasdaq standards for independence, including the heightened standards applicable to compensation committee members. The Compensation Committee is responsible for establishing our human resources policies, including our compensation philosophy and principles, and overseeing our executive compensation policies and program. The Compensation Committee reviews and gives final approval of the total compensation payable to each of our NEOs, as well as the structure and implementation of the Company’s overall compensation programs. In establishing total target compensation levels for our NEOs, the Compensation Committee, with input from the Compensation Consultant, determines the ranges of market compensation that it believes will enable us to effectively compete for and retain high-performing, qualified executives. The Compensation Committee’s charter sets forth the Compensation Committee’s responsibilities.

CEO Assessment Process

At the beginning of each year, the chief executive officer sets and reviews with the Board his priorities based on the corporate goals approved by our Board and additional feedback from our non-employee directors. Previous priorities have included achievement of financial results, providing strategic vision and plans to deliver new capabilities to advisors, operational execution to improve efficiency, effectiveness and manage risk, leading organizational talent development and effective management of external relationships.

At the end of each year, the Compensation Committee requests that our chief executive officer prepare a written self-evaluation of performance against the year’s corporate goals and CEO priorities. The chair of the Compensation Committee distributes the completed self-evaluation to each non-employee director, who completes an assessment of the chief executive officer’s performance relative to these priorities.

Our chief human capital officer provides a summary of the results of the non-employee directors’ assessments to the Compensation Committee, which then considers the chief executive officer’s self-evaluation and the results of the non-employee directors’ assessments in evaluating the chief executive officer’s performance for the year. The assessment materials are also discussed with the Board in an executive session led by the chair of the Compensation Committee, and after such discussion, feedback and compensation decisions are provided to the chief executive officer by the chair of the Compensation Committee and the Chair of the Board.

42	2019 Proxy Statement

Compensation Discussion and Analysis

Role of Executive Officers

At the beginning of each year, our executive officers develop the corporate goals and objectives that they believe should be achieved for the Company to be successful, which are approved by the Board and used by the Compensation Committee for the purpose of establishing how executive performance will be assessed for compensation-setting purposes. These objectives are derived largely from the Company’s annual financial and strategic planning sessions, and are prioritized and aligned with the Company’s long-term strategic plan. The objectives include both quantitative financial measurements and qualitative strategic and operational deliverables and goals. The chief executive officer and the chief financial officer provide quarterly reports to the Compensation Committee assessing the Company’s performance against the corporate goals and objectives.

Our chief executive officer annually reviews the individual performance of each of his direct reports, including the NEOs (but excluding himself), and provides the Compensation Committee with evaluations of each such direct report as well as recommendations regarding such person’s base salary level, annual cash bonus and LTI award. Our chief human capital officer also attends Compensation Committee meetings and assists the Compensation Committee and the chief executive officer in recommending the final compensation levels for our NEOs. Both the chief executive officer and the chief human capital officer leave the meetings during discussions of compensation actions affecting them personally.

Role of Compensation Consultant

The Compensation Committee has the authority to engage its own advisors to assist it in carrying out its responsibilities. The Compensation Committee has engaged the Compensation Consultant to advise on compensation matters and provide experiential guidance on what is considered fair and competitive practice in our industry, primarily with respect to the compensation of our executive officers, and also with respect to director compensation.

In 2018, the Compensation Consultant worked directly with the Compensation Committee to develop recommendations for compensation levels for our executive officers and non-employee directors. In addition, the Compensation Consultant provided competitive compensation program and policy data as well as information concerning compensation plan design. Finally, the Compensation Consultant conducted a risk assessment of the Company’s executive compensation policies and practices.

The Compensation Committee has assessed the independence of the Compensation Consultant pursuant to SEC rules and has determined that the work provided by the Compensation Consultant did not raise a conflict of interest.

Benchmarking

We believe that a competitive pay package is a critical tool in our efforts to attract and retain qualified executives. During 2018, the Compensation Committee engaged the Compensation Consultant to prepare an analysis to benchmark and assess our overall compensation program and practices against marketplace standards. The Compensation Committee’s purpose in requesting this analysis was to ensure that the Company’s executive compensation practices are competitive with our peers, as well as other companies, including technology companies, with which we increasingly compete for talent.

This engagement included a focused review of the composition of the Company’s peer group, including consideration by the Compensation Committee of additional candidates for potential inclusion in the group. With the assistance of the Compensation Consultant, the Compensation Committee assessed these additional candidates in light of:

•	the nature of the Company’s business model and its strategic plan, including its technology-driven capabilities strategy;

•	the companies and industries with which the Company competes for executive talent; and

•	considerations related to the candidates’ respective industry, size and business operations.

2019 Proxy Statement	43

Compensation Discussion and Analysis

Following this assessment, the Committee determined to maintain the peer group in 2018 without change. The companies within our peer group consisted of:

◾	Alliance Data Systems, Corp.	◾	Fidelity National Information Systems

◾	Ameriprise Financial, Inc.	◾	Fiserv, Inc.

◾	Broadridge Financial Solutions, Inc.	◾	Raymond James Financial, Inc.

◾	Charles Schwab & Co., Inc.	◾	SEI Investments Company

◾	DST Systems, Inc.	◾	Stifel Financial Corp.

◾	E*Trade Financial Corp	◾	TD Ameritrade Holding Corporation

◾	Eaton Vance Corp.	◾	Waddell & Reed Financial, Inc.

Working with the Compensation Consultant, the Compensation Committee reviewed each NEO’s total target compensation against the compensation levels of comparable positions within our peer group. In addition to peer group data, the Compensation Committee also reviewed pay data from Equilar’s Executive Compensation survey covering financial services and investment services companies, as well as supplemental market data from asset management, data processing and investment firms.

Our goal is to ensure that we continue to measure our compensation practices against organizations that compete with us for key executives, that are considered important benchmarks in our industry, and that are comparable in size and scope to our business. As companies comprising our peer group change due to merger or acquisition activity, market capitalization, or business model, the Compensation Committee will consider appropriate changes to the group.

The chart below compares the 2018 revenues and market capitalization as of December 31, 2018 of the Company and the median of the Peer Group (in billions):

	Revenue	Market Capitalization
Peer Group (Median)	$5.6	$11.2

LPL Financial Holdings Inc.	$5.2	$5.2

Compensation Policies and Practices

No Employment Agreements

We do not have individual employment agreements with any of our executive officers, including our NEOs, although we have a practice of entering into offer letters with new executive officers that generally lay out the expected terms and conditions of their employment, including potential levels of compensation. Our executives serve at the will of the Board, and their rights to severance benefits following a termination of employment, if any, are determined under our Executive Severance Plan, which applies uniformly to executives at the managing director level and above.

Executive Severance Plan

Under our Executive Severance Plan, participants who experience a qualifying termination of employment are eligible to receive continued payment of base salary for one year, an amount equal to the most recent annual bonus paid or payable to the executive and a subsidy of COBRA continuation benefits for one year.

Additional benefits, including possible accelerated vesting of time-based equity and equity-based awards, are described elsewhere in this proxy statement under “Potential Payments upon Termination or Change-in-Control for the Year Ended December 31, 2018.”

Equity Ownership Guidelines

We have adopted equity ownership guidelines that are intended to better align the interests of our executive officers with the interests of our stockholders. Each executive at the managing director level and above (which includes our NEOs) is required to achieve and maintain ownership of our Common Stock at a threshold equal to three times his or her base salary, while our CEO is required to achieve and maintain a threshold equal to six times his base salary. Generally, executive officers have five years from the time they become an executive officer to meet the minimum ownership requirements. The after-tax spread value of all vested stock options, as well as all outstanding shares, held by the executive count as shares for purposes of satisfying the minimum ownership requirement. Unvested stock options, unvested PSUs and unvested RSUs do not count. Our equity ownership guidelines may be found on our website at www.lpl.com.

44	2019 Proxy Statement

Compensation Discussion and Analysis

As of March 8, 2019, Messrs. Arnold, Audette and White had satisfied the minimum stock ownership requirement pursuant to our guidelines. Mr. Seese, who joined the Company in 2017, and Mr. Steinmeier, who joined the Company within the last year, have not satisfied this requirement. Under the stock ownership guidelines, an NEO is not required to purchase additional shares to satisfy the ownership requirement in the event of a decline in the Company’s stock price, but the NEO is generally prohibited from selling or transferring shares until the minimum ownership requirement has been achieved.

Anti-Hedging and Anti-Pledging Policy

We believe that hedging transactions may permit executives to own Company securities obtained through our executive compensation program or otherwise without the full risks and rewards of ownership. When that occurs, an executive may no longer have the same interests as the Company’s other stockholders. As a result, we have adopted a policy, included within our Insider Trading Policy, which prohibits hedging or engaging in monetization transactions by executives, including through the use of puts and call options, collars, exchange funds, prepaid variable forwards, and equity swaps. We also prohibit executives from holding Company securities in a margin account, because a margin or foreclosure sale may occur when an executive is aware of material nonpublic information or otherwise not permitted to trade.

Rule 10b5-1 Plan Policy

The Company has adopted a policy (the “10b5-1 Policy”) for all executive officers and directors of the Company who adopt Rule 10b5-1 plans for trading in Company securities. The 10b5-1 Policy is designed to prevent inadvertent violations of the federal securities laws when implementing Rule 10b5-1 plans.

Annual Compensation Risk Assessment

The Compensation Committee annually reviews our executive compensation policies and practices to ensure that they do not encourage unnecessary and excessive risks. The Compensation Consultant provided a “comfort letter” in connection with the 2018 review, the results of which are discussed elsewhere in this proxy statement under “Information Regarding Board and Committee Structure—Risk Management and Compensation Policies and Practices.”

Say-on-Pay Feedback from Stockholders

In 2017, we held an advisory vote on the frequency with which our named executive officer compensation program would be submitted to our stockholders for an advisory vote, commonly referred to as a “say-on-pay” vote. Our stockholders recommended that say-on-pay votes occur every year. Each year, the Compensation Committee considers the results of the prior year’s advisory vote as it reviews and determines the total compensation packages for our NEOs in the current year. In 2018, we received support for our named executive officer compensation program at our 2018 annual meeting of stockholders, as 99% of the total votes cast on the advisory vote on say-on-pay voted to approve the proposal.

162(m) Policy and Bonus Plan and PSUs

Section 162(m) of the Internal Revenue Code, generally limits the deductibility of compensation in excess of $1 million paid to certain executive officers, subject to certain grandfathering rules for compensation arrangements in effect November 2, 2017 and not materially modified thereafter. The Compensation Committee believes that, in establishing the cash and equity incentive compensation programs for the Company’s executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration. Accordingly, the Compensation Committee reserves the right to award or approve, and has so awarded or approved, compensation that is not tax deductible or otherwise limited as to tax deductibility in order to provide competitive levels of total compensation to our executive officers in a manner designed to incentivize achievement of our strategic goals and objectives and in furtherance of our compensation principles described above.

2019 Proxy Statement	45

Report of the Compensation and Human Resources Committee of the Board of Directors

Report of the Compensation and Human Resources Committee of the Board of Directors

The following independent directors, who constitute the Compensation Committee, have reviewed the Compensation Discussion and Analysis with our management and recommended that it be included in this proxy statement.

Anne M. Mulcahy, Chair

H. Paulett Eberhart

Allison H. Mnookin

James S. Riepe

March 29, 2019

46	2019 Proxy Statement

Compensation of Named Executive Officers

Compensation of Named Executive Officers

Except where otherwise noted, the equity awards shown in the Summary Compensation table and Grants of Plan-Based Awards table for the fiscal year 2018 were granted in February 2018 in respect of services performed in 2017. Please refer to the Compensation Discussion and Analysis included in last year’s proxy statement for a discussion of these awards. Equity awards in respect of services performed in 2018 that were granted in 2019 do not appear in the Summary Compensation Table or Grants of Plan-Based Awards table in accordance with SEC rules. Please refer to the Compensation Discussion and Analysis in this proxy statement for a discussion of these awards.

The tables in the following sections of this proxy statement provide information required by the SEC regarding compensation paid to or earned by our NEOs. The footnotes to these tables provide important information to explain the values presented in the tables and are an important part of our disclosures.

Summary Compensation Table

The following table sets forth information concerning the total compensation for the years ended December 31, 2018, 2017 and 2016 for our NEOs:

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)(3)	Total ($)
Dan H. Arnold President, CEO	2018	800,000		—		2,328,641		1,539,982	2,430,000		29,728	7,128,351
	2017	799,315	(4)	—		3,136,842	(5)	1,309,252	2,160,000		14,040	7,419,449
	2016	666,120	(6)	—		282,202	(7)	448,364	1,400,000		103,182	2,899,868
Matthew J. Audette Chief Financial Officer	2018	600,000		—		959,950		314,997	1,420,000		26,207	3,321,154
	2017	600,000		—		809,395		294,577	1,420,000		14,400	3,138,372
	2016	600,000		—		273,192	(7)	430,431	1,218,000		80,417	2,602,040
Scott Seese (8) Managing Director, Chief Information Officer	2018	500,000				777,065		254,990	1,120,000		250,676	2,902,731
	2017	239,726	(9)	—		980,370	(10)	—	960,000	(11)	—	2,180,096

Richard Steinmeier (12) Managing Director, Divisional President	2018	173,836	(13)	500,000	(14)	1,869,879	(15)	—	265,000	(16)	234,643	3,043,358
George B. White Managing Director,	2018	500,000		—		571,386		187,482	875,000		27,887	2,161,755
Investor and Investment	2017	500,000		—		465,408		169,384	845,000		16,968	1,996,760
Solutions, Chief Investment Officer	2016	500,000		—		206,201	(7)	297,199	640,000		255,878	1,899,278

(1)

Represents aggregate grant date fair value of PSUs, RSUs and stock options in each case, computed in accordance with FASB ASC Topic 718 and, in the case of PSUs, based on the probable outcome of the performance conditions associated with the awards. The aggregate grant date fair value of RSUs was determined using the closing price of the Common Stock on the grant date. The aggregate grant date fair value of stock option awards was determined using the Black-Scholes model. The underlying valuation assumptions for PSUs and stock option awards are further disclosed in Note 15, Share-Based Compensation, to our consolidated financial statements filed with our annual report on Form 10-K for the year ended December 31, 2018, and Note 14, Share-Based Compensation, to our consolidated financial statements filed with our annual reports on Form 10-K for the years ended December 31, 2017 and 2016. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The table below shows the grant date fair value of PSU awards granted in 2018 and 2017 assuming target and maximum levels of performance are achieved (amounts under the “Stock Awards” column represent the grant date fair value of PSUs based on the probable outcome of performance conditions, which for each of 2018 and 2017 assumed target level of performance was achieved).

	2018		2017
Name	Target($)	Maximum($)	Target($)	Maximum($)
Dan H. Arnold	2,328,641	4,657,281	1,708,535	3,417,070

Matthew J. Audette	635,050	1,270,100	512,551	1,025,102

Scott Seese	514,093	1,028,185	—	—

George B. White	378,004	756,008	294,711	589,421

2019 Proxy Statement	47

Compensation of Named Executive Officers

(2)	Represents the dollar value of annual cash bonus awards earned under the Bonus Plan by each NEO.

(3)	See “All Other Compensation” table below for additional information.

(4)	In 2017, Mr. Arnold began the year with a base salary of $675,000 but received an increase in salary to $800,000 in connection with his appointment as chief executive officer.

(5)	Includes a one-time grant of 38,809 RSUs on February 13, 2017 in connection with Mr. Arnold’s appointment as chief executive officer.

(6)	Mr. Arnold began 2016 with a base salary of $625,000, but received an increase in salary to $675,000 during the year.

(7)

Includes a one-time grant of 3,111 RSUs on February 25, 2016 in connection with the Compensation Committee’s decision to discontinue a perquisite in the form of either use of a leased automobile or an automobile allowance (“Automobile Program”).

(8)	Mr. Seese joined the Company on July 10, 2017.

(9)	Mr. Seese’s base salary for the year was $500,000, but was prorated based on a start date of July 10, 2017.

(10)	Includes a sign-on grant of 11,074 RSUs to Mr. Seese in connection with his commencement of employment.

(11)	Pursuant to the terms of his employment offer with the Company, Mr. Seese’s annual cash bonus was not prorated.

(12)	Mr. Steinmeier joined the Company on August 13, 2018.

(13)	Mr. Steinmeier’s base salary for the year was $450,000, but was prorated based on a start date of August 13, 2018.

(14)	Represents a signing bonus paid to Mr. Steinmeier in connection with his commencement of employment.

(15)	Includes a sign-on grant of 30,143 RSUs to Mr. Steinmeier in connection with his commencement of employment.

(16)	Mr. Steinmeier’s bonus for 2018 was prorated based on a start date of August 13, 2018.

All Other Compensation

The following table sets forth information concerning All Other Compensation in the table above for the years ended December 31, 2018, 2017 and 2016 for our NEOs:

Name	Year	Automobile Lease and Related Expenses ($)(1)	Taxable Travel and Related Expenses ($)		Taxable Relocation and Related Expenses ($)		Reimbursement for Certain Taxes and Tax Planning Services($)(2)	401(k) Employer Match ($)	Other ($)		Total ($)
Dan H. Arnold	2018	—	—		—		15,000	14,300	428	(3)	29,728

	2017	—	—		—		—	14,040	—		14,040

	2016	28,692	60,710	(4)	—		—	13,780	—		103,182

Matthew J. Audette	2018	—	—		—		13,325	12,025	857	(3)	26,207

	2017	—	—		—		2,700	11,700	—		14,400
	2016	14,000	—		62,917	(5)	3,500	—	—		80,417
Scott Seese	2018				249,814	(6)			862	(3)	250,676

	2017	—	—		—		—	—	—		—

Richard Steinmeier	2018				233,786	(7)	—	—	857	(3)	234,643
George B. White	2018						15,000	12,025	862	(3)	27,887

	2017	—	—		—		5,268	11,700	—		16,968

	2016	14,000	22,851		207,327	(8)	—	11,700	—		255,878

(1)

The Company determined to phase out its Automobile Program in 2016. Mr. Arnold’s automobile perquisite terminated in October 2016, and Messrs. Audette’s and White’s automobile perquisites terminated in May 2016.

(2)	Consists of reimbursements received under the Company’s executive financial services policy.

(3)	Consists of the value of a year-end gift received by the named executive officer at the Company’s expense.

(4)

Includes $10,049 in tax gross-up payments for hotel, air travel, and conference expenses related to the attendance in 2016 of Mr. Arnold and his spouse at a conference hosted by the Company outside of the United States for its top-producing financial advisors.

(5)	Includes tax gross-up payments of $29,936 made to Mr. Audette in 2016 related to relocation expenses.

(6)	Includes tax gross-up payments of $109,814 made to Mr. Seese in 2018 related to relocation expenses.

(7)	Includes tax gross-up payments of $72,356 made to Mr. Steinmeier in 2018 related to relocation expenses.

(8)	Includes tax gross-up payments of $89,565 made to Mr. White in 2016 related to relocation expenses.

48	2019 Proxy Statement

Compensation of Named Executive Officers

2018 Grants of Plan-Based Awards

The following table provides additional information about non-equity and equity-based awards granted to our NEOs during the year ended December 31, 2018:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Shares of Stock or Units (#)(3)		All Other Option Awards: Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Dan H. Arnold			$1,800,000
	2/23/2018				12,542	25,085	50,170					$2,328,641
	2/23/2018									77,606	$65.50	$1,539,982
Matthew J. Audette			$1,050,000
	2/23/2018							5,131				$324,900
	2/23/2018				3,420	6,841	13,682					$635,050
	2/23/2018									15,874	$65.50	$314,997

Scott Seese			$800,000
	2/23/2018							4,153				$262,972
	2/23/2018				2,769	5,538	11,076					$514,093
	2/23/2018									12,850	$65.50	$254,990
Richard Steinmeier			$212,000
	9/7/2018							30,143	(6)			$1,869,879

George B. White			$625,000
	2/23/2018							3,054				$193,382
	2/23/2018				2,036	4,072	8,144					$378,004
	2/23/2018									9,448	$65.50	$187,482

(1)	Represents potential target payouts under awards pursuant to our Bonus Plan (prorated based on the start date for Mr. Steinmeier).

(2)

Represents the number of threshold, target and maximum potential future payouts under the PSUs awarded under our 2010 Plan. PSUs are eligible to become earned PSUs based on the Company’s TSR relative to the TSR of the Comparator Group over the Performance Period. The number of PSUs that is earned is determined based on the Company’s relative ranking between the 25th and 80th percentile of the Comparator Group’s TSR results. Amounts in the threshold column (50% of the target award) reflect the number of PSUs that would be earned if threshold performance were achieved (a TSR percentile rank at or above the 25% percentile); amounts in the target column (100% of the target award) reflect the number of PSUs that would be earned if target performance were achieved (a TSR percentile rank at or above 50%); and amounts in the maximum column (200% of the target awards) reflect the number of PSUs that would be earned if maximum performance were achieved (a TSR percentile rank at or above 80%). The number of PSUs earned is interpolated between threshold, target and maximum performance levels. The number of earned PSUs is capped at 100% of the target award if the Company’s TSR is negative during the Performance Period. Earned PSUs become vested on the later of the third anniversary of the grant date and the date on which the Compensation Committee certifies achievement of the performance criteria associated with the award and determines the number of PSUs that have become earned under the award agreement.

(3)

Represents the number of RSUs awarded under our 2010 Plan. Unless otherwise indicated, awards are scheduled to vest over a three-year period in equal tranches with the first tranche scheduled to vest on the first anniversary of the grant date.

(4)

Represents the number of stock options awarded under our 2010 Plan. Unless otherwise indicated, awards are scheduled to vest over a three-year period in equal tranches with the first tranche scheduled to vest on the first anniversary of the grant date.

(5)

Represents the grant date fair value of PSUs, RSUs and stock options, in each case computed in accordance with FASB ASC Topic 718. The aggregate grant date fair value of PSUs was determined based on the probable outcome of the performance conditions associated with such awards on the grant date. The aggregate grant date fair value of RSUs was determined using the closing price of the Common Stock on the grant date. The aggregate grant date value of stock option awards was determined using the Black-Scholes model.

(6)

Represent the number of RSUs awarded under our 2010 Plan scheduled to vest over a four-year period in equal tranches with the first tranche scheduled to vest on the first anniversary of the grant date.

2019 Proxy Statement	49

Compensation of Named Executive Officers

Outstanding Equity Awards at December 31, 2018

The following table sets forth information with respect to unexercised stock option awards, unvested RSUs and unearned PSUs as of December 31, 2018.

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)	Equity Incentive Plan Awards: Number of unearned shares that have not vested (#)		Equity Incentive Plan Awards: Market or payout value of unearned shares that have not vested ($)(2)
Dan H. Arnold	36,774	—	(3)	$34.61	12/22/2020	—		$—	—		$—

	27,167	—	(4)	$32.26	2/9/2022	—		$—	—		$—

	48,159	—	(5)	$31.60	2/22/2023	—		$—	—		$—

	20,232	—	(6)	$54.81	2/24/2024	—		$—	—		$—

	25,362		(7)	$45.55	3/6/2025	—		$—	—		$—

	65,354	32,677	(8)	$19.85	2/25/2026	—		$—	—		$—

	41,044	82,087	(9)	$39.48	3/13/2027	—		$—	—		$—

	—	77,606	(10)	$65.50	2/23/2028	—		$—	—		$—

	—	—		$—		3,111	(11)	$190,020	—		$—

	—	—		$—		4,002	(8)	$244,442	—		$—

	—	—		$—		38,809	(12)	$2,370,454	—		$—

	—	—		$—		—		$—	70,368	(13)	$4,298,077

	—	—		$—		—		$—	50,170	(13)	$3,064,384

Matthew J. Audette	17,605	—	(14)	$42.60	10/30/2025	—		$—	—		$—

	62,740	31,370	(8)	$19.85	2/25/2026	—		$—	—		$—

	9,235	18,469	(9)	$39.48	3/13/2027	—		$—	—		$—

	—	15,874	(10)	$65.50	2/23/2028	—		$—	—		$—

	—	—		$—		—		$—	—		$—

	—	—		$—		3,111	(11)	$190,020	—		$—

	—	—		$—		3,842	(8)	$234,669	—		$—

	—	—		$—		5,277	(9)	$322,319	—		$—

	—	—		$—		5,131	(10)	$313,401	—		$—

	—	—		$—		—		$—	21,110	(13)	$1,289,399

	—	—		$—		—		$—	13,682	(13)	$835,697
Scott Seese	—	12,850	(10)	$65.50	2/23/2028	—		$—	—		$—

	—	—		$—		11,074	(15)	$676,400	—		$—

	—	—		$—		4,153	(10)	$253,665	—		$—

	—	—		$—		—		$—	$11,076	(13)	$676,522

Richard Steinmeier	—	—		$—		30,143	(16)	$1,841,134	$—		$—

50	2019 Proxy Statement

Compensation of Named Executive Officers

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)	Equity Incentive Plan Awards: Number of unearned shares that have not vested (#)		Equity Incentive Plan Awards: Market or payout value of unearned shares that have not vested ($)(2)
George B. White	23,892	—	(17)	$22.08	9/14/2019	—		$—	—		$—

	15,000	—	(18)	$23.41	3/15/2020	—		$—	—		$—

	40,000	—	(3)	$34.61	12/22/2020	—		$—	—		$—

	26,901	—	(4)	$32.26	2/9/2022	—		$—	—		$—

	25,210	—	(5)	$31.60	2/22/2023	—		$—	—		$—

	16,017	—	(6)	$54.81	2/24/2024	—		$—	—		$—

	27,936	—	(7)	$45.55	3/6/2025	—		$—	—		$—

	6,341	—	(19)	$47.30	6/10/2025	—		$—	—		$—

	43,320	21,660	(8)	$19.85	2/25/2026	—		$—	—		$—

	5,310	10,620	(9)	$39.48	3/13/2027	—		$—	—		$—

	—	9,448	(10)	$65.50	2/23/2028	—		$—	—		$—

	—	—		$—		3,111	(11)	$190,020	—		$—

	—	—		$—		2,653	(8)	$162,045	—		$—

	—	—		$—		3,034	(9)	$185,317	—		$—

	—	—		$—		3,054	(10)	$186,538	—		$—

	—	—		$—		—		$—	12,138	(13)	$741,389

	—	—		$—		—		$—	8,144	(13)	$497,436

(1)

Amounts were determined by multiplying the number of RSUs by a price per share of our Common Stock of $61.08, the closing price per share of our Common Stock on December 31, 2018, the last business day of 2018.

(2)

Amounts were determined by multiplying the number of PSUs that would be earned at threshold performance multiplied by the price per share of our Common Stock of $61.08 the closing price per share of our Common Stock on December 31, 2018, the last business day of 2018.

(3)	These awards vested over a five-year period in equal tranches and became fully vested on December 22, 2015.

(4)	These awards vested over a five-year period in equal tranches and became fully vested on February 9, 2017.

(5)	These awards vested over a four-year period in equal tranches and became fully vested on February 22, 2017.

(6)	These awards vested over a three-year period in equal tranches and became fully vested on February 24, 2017.

(7)	These awards vested over a three-year period in equal tranches and became fully vested on March 6, 2018.

(8)

These awards vest over a three-year period in equal tranches beginning on the first anniversary of the grant date. Two tranches of the award vested on the first and second anniversary of the grant date, and the third tranche is scheduled to vest on the third anniversary of the grant date.

(9)

These awards vest over a three-year period in equal tranches beginning on the first anniversary of the grant date. One tranche of the award vested on the first anniversary of the grant date, and the second and third tranches are scheduled to vest on the second and third anniversaries of the grant date, respectively.

(10)	These awards vest over a three-year period in three equal tranches beginning on the first anniversary of the grant date.

(11)	These awards fully vest on the third anniversary of the grant date.

(12)	These awards vest over a five-year period in three equal tranches beginning on the third anniversary of the grant date.

(13)

Amounts represent PSUs and assume achievement of performance at maximum levels. PSUs are eligible to become earned PSUs based on the Company’s TSR relative to the TSR of the Comparator Group over the Performance Period. The number of PSUs that is earned is determined based on the Company’s relative ranking between the 25th and 80th percentile of the Comparator Group’s TSR results, and can range from 0% of the target award (if the Company’s TSR is less than the 25th percentile of the Comparator Group’s TSR results) to 100% of the target award (if the Company’s TSR is at the 50th percentile of the Comparator Group’s TSR results) to a maximum of 200% of the target award (if the Company’s TSR is at or greater than the 80th percentile of the Comparator Group’s TSR results). The number of earned PSUs is capped at 100% of

2019 Proxy Statement	51

Compensation of Named Executive Officers

the target award if the Company’s TSR is negative during the Performance Period. Earned PSUs become vested on the later of the third anniversary of the grant date and the date on which the Compensation Committee certified achievement of the performance criteria associated with the award and determines the number of PSUs that have become earned under the award agreement.

(14)	These awards vested over a three-year period in equal tranches and became fully vested on October 30, 2018.

(15)

These awards vest over a two-year period in equal tranches beginning on the first anniversary of the grant date. One tranche of the award vested on the first anniversary of the grant date, and the second tranche is scheduled to vest on the second anniversary of the grant date.

(16)	These awards vest over a four-year period in equal tranches beginning on the first anniversary of the grant date.

(17)	These awards vested over a five-year period in equal tranches and became fully vested on September 14, 2014.

(18)	These awards vested over a five-year period in equal tranches and became fully vested on March 15, 2015.

(19)	These awards vested over a three-year period in equal tranches and became fully vested on June 10, 2018.

2018 Option Exercises and Stock Vested

The following table sets forth the options exercised and stock vested during the year ended December 31, 2018:

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Dan H. Arnold	10,000	$414,244	(3)	4,004	$262,262	(6)

	10,000	$176,840	(4)	1,206	$77,510	(7)

	3,226	$102,200	(5)	—	—
Matthew J. Audette	—	$—		3,844	$251,782	(6)

	—	$—		2,639	$171,509	(8)

				5,867	$344,041	(9)

Scott Seese	—	$—		11,074	$735,092	(10)
Richard Steinmeier	—	$—		—	—

George B. White	25,000	$1,184,377	(11)	2,654	$173,837	(6)

	26,108	$1,146,663	(12)	1,330	$85,479	(8)

				1,518	$98,655	(8)
	—	$—		704	$50,019	(13)

(1)	For purposes of calculating the value realized on the exercise of option awards, we use the market price of our Common Stock at the time the option was exercised.

(2)	For purposes of calculating the value realized on the vesting of stock awards, we use the closing price of our Common Stock on the vesting date.

(3)	These options were granted on September 14, 2009, with an exercise price of $22.08 per share and were exercised on March 7, 2018, when the market price was $63.50 per share.

(4)	These options were granted September 14, 2009, with an exercise price of $22.08 and were exercised on August 1, 2018 at multiple market prices ranging from $66.29 to $66.90 per share.

(5)	These options were granted on December 22, 2010, with an exercise price of $34.61 per share and were exercised on August 01, 2018, when the market price was $66.29 per share.

(6)	These RSUs vested on February 25, 2018, on which date the closing price per share of our Common Stock was $65.50.

(7)	These RSUs vested on March 6, 2018, on which date the closing price per share of our Common Stock was $64.27.

(8)	These RSUs vested on March 13, 2018, on which date the closing price per share of our Common Stock was $64.99.

(9)	These RSUs vested on October 30, 2018, on which date the closing price per share of our Common Stock was $58.64.

(10)	These RSUs vested on August 21, 2018, on which date the closing price per share of our Common Stock was $66.38.

(11)	These options were granted on February 12, 2009, with an exercise price of $18.04 per share and were exercised on March 13, 2018, when the market price was $65.42 per share.

(12)	These options were granted on September 14, 2009, with an exercise price of $22.08 per share and were exercised on November 8, 2018, when the market price was $66.00 per share.

(13)	These RSUs vested on June 10, 2018, on which date the closing price per share of our Common Stock was $71.05

52	2019 Proxy Statement

Compensation of Named Executive Officers

Nonqualified Deferred Compensation for the Year Ended December 31, 2018

The following table sets forth information relating to nonqualified deferred compensation for each NEO for the year ended December 31, 2018:

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Loss) in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2017 ($)
Dan H. Arnold(2)	$1,132,000	$—	$(267,246)	$—	$3,121,993

Matthew J. Audette	$—	$—	$—	$—	$—
Scott Seese	$—	$—	$—	$—	$—

Richard Steinmeier	$—	$—	$—	$—	$—
George B. White	$—	$—	$—	$—	$—

(1)	Amounts included herein do not constitute above-market or preferential earnings and therefore are not reported as compensation in the “Summary Compensation Table” above.

(2)

Amounts included herein relate to Mr. Arnold’s participation in the UVEST Plan. For a description of the material terms of the UVEST Plan, please see the discussion in the Compensation Discussion and Analysis under “Additional Compensation Elements—Nonqualified Deferred Compensation”.

Potential Payments upon Termination or Change-in-Control for the Year Ended December 31, 2018

Set forth below the table is a description of certain post-employment arrangements with our NEOs, including the severance benefits and change-in-control benefits to which they would have been entitled under the Executive Severance Plan as of December 31, 2018. Amounts reported for the accelerated vesting of stock options and RSUs and PSUs are based on a price per share of our Common Stock of $61.08, the closing price per share of our Common Stock on December 31, 2018, the last business day of 2018. In the case of stock options, amounts reported assume an exercise only if $61.08 per share is greater than the exercise price of the stock option.

Named Executive Officer	Benefit	Without Cause or For Good Reason ($)		Disability, Death, Retirement ($)		Double-Trigger Change-in- Control ($)(1)
Dan H. Arnold	Severance	$800,000	(2)	$—		$1,200,000	(3)

	Bonus	$2,430,000	(4)	$—		$2,700,000	(5)

	Accelerated Vesting of Stock Options	$2,233,823	(6)	$3,120,352	(7)	$3,120,352	(8)

	Accelerated Vesting of RSUs	$434,462	(9)	$2,804,916	(10)	$2,804,916	(11)

	Accelerated Vesting of PSUs	$1,943,382	(12)	$1,943,382	(13)	$1,943,382	(14)

	Group Benefit Continuation	$26,868	(15)	$—		$40,302	(16)

	Total	$7,868,535		$7,868,650		$11,808,952

Matthew J. Audette	Severance	$600,000	(2)	$—		$900,000	(3)

	Bonus	$1,420,000	(4)	$—		$1,575,000	(5)

	Accelerated Vesting of Stock Options	$1,492,861	(6)	$1,692,315	(7)	$1,692,315	(8)

	Accelerated Vesting of RSUs	$690,387	(9)	$1,060,410	(10)	$1,060,410	(11)

	Accelerated Vesting of PSUs	$569,021	(12)	$569,021	(13)	$569,021	(14)

	Group Benefit Continuation	$26,868	(15)	$—		$40,302	(16)

	Total	$4,799,137		$3,321,746		$5,837,048

2019 Proxy Statement	53

Compensation of Named Executive Officers

Named Executive Officer	Benefit	Without Cause or For Good Reason ($)		Disability, Death, Retirement ($)		Double-Trigger Change-in- Control ($)(1)
Scott Seese	Severance	$500,000	(2)	$—		$750,000	(3)

	Bonus	$1,120,000	(4)	$—		$1,200,000	(5)

	Accelerated Vesting of Stock Options	$—		$—		$—

	Accelerated Vesting of RSUs	$760,996	(9)	$930,065	(10)	$930,065	(11)

	Accelerated Vesting of PSUs	$112,754		$112,754		$112,754

	Group Benefit Continuation	$26,868	(15)	$—		$40,302	(16)

	Total	$2,520,618		$1,042,819		$3,033,121

Richard Steinmeier	Severance	$450,000	(2)	$—		$675,000	(3)
	Bonus	$265,000	(4)	$—		$318,000	(5)
	Accelerated Vesting of Stock Options	$—		$—		$—
	Accelerated Vesting of RSUs	$460,238	(9)	$1,841,134	(10)	$1,841,134	(11)
	Accelerated Vesting of PSUs	$—		$—		$—
	Group Benefit Continuation	$13,152	(15)	$—		$19,728	(16)

	Total	$1,188,390		$1,841,134		$2,853,862
George B. White	Severance	$500,000	(2)	$—		$750,000	(3)

	Bonus	$875,000	(4)	$—		$937,500	(5)

	Accelerated Vesting of Stock Options	$1,007,738	(6)	$1,122,434	(7)	$1,122,434	(8)

	Accelerated Vesting of RSUs	$506,964	(9)	$723,920	(10)	$723,920	(11)

	Accelerated Vesting of PSUs	$330,016	(12)	$330,016	(13)	$330,016	(14)

	Group Benefit Continuation	$26,868	(15)	$—		$40,302	(16)

	Total	$3,246,586		$2,176,370		$3,904,172

(1)

Our Executive Severance Plan provides benefits on a “double trigger” basis, requiring a termination of employment by the Company without cause or a termination by the executive for good reason within 12 months following a change-in-control. All amounts reported in this column assume both that a change-in-control occurred on December 31, 2018 and that the executive’s employment was terminated by the Company without cause or by the executive for good reason on December 31, 2018.

(2)	Represents continued payment under our Executive Severance Plan of the NEO’s base salary in effect on the separation date for 12 months.

(3)	Represents continued payment under our Executive Severance Plan of the NEO’s base salary in effect on the separation date for 18 months.

(4)	Represents payment under our Executive Severance Plan of an amount equal to the bonus paid (or payable) to the NEO for the most recently completed calendar year.

(5)	Represents payment under our Executive Severance Plan of an amount equal to 150% of the target bonus amount for the calendar year in which the NEO’s employment is terminated.

(6)

Represents the value of the unvested portion of any outstanding stock options scheduled to vest based solely on the passage of time within 12 months following separation, the vesting of which would have been accelerated under our Executive Severance Plan.

(7)

Represents the value of the unvested portion all stock options, the vesting of which would have been accelerated upon termination of employment due to death under the terms of the executive’s stock option agreement.

(8)	Represents the value of the unvested portion of all stock options, the vesting of which would have been accelerated under the Executive Severance Plan.

(9)

Represents the value of shares of Common Stock in respect of the unvested portion of any outstanding RSUs scheduled to vest based solely on the passage of time within 12 months following a termination of employment, the vesting of which would have been accelerated under our Executive Severance Plan.

(10)

Represents the value of shares of Common Stock in respect of all unvested RSUs, the vesting of which would have been accelerated upon a termination of employment due to death (and, for RSUs granted subsequent to February 23, 2017, upon a termination of employment due to death or disability) under the terms of the executive’s RSU agreement.

54	2019 Proxy Statement

Compensation of Named Executive Officers

(11)	Represents the value of shares of Common Stock in respect of all unvested RSUs, the vesting of which would have been accelerated under our Executive Severance Plan.

(12)

Represents the value of unvested PSUs assuming the target number of shares of Common Stock in respect of such PSUs became earned and vested on December 31, 2018, with such amount pro-rated based on the number of days that the executive was employed during the Performance Period. Under our Executive Severance Plan, upon a qualifying termination of employment, the actual number of shares of Common Stock that will be earned and vested in respect of PSUs, if any, will be dependent on actual performance measured at the end of the Performance Period, and will be pro-rated based on the number of days that the executive was employed during the Performance Period.

(13)

Represents the value of unvested PSUs assuming the target number of shares of Common Stock in respect of such PSUs became earned and vested on December 31, 2018, with such amount pro-rated based on the number of days that the executive was employed during the Performance Period. Under the executive’s PSU agreement, upon termination of employment due to death, disability or retirement, the actual number of shares of Common Stock that will be earned and vested in respect of PSUs, if any, will be dependent on actual performance measured at the end of the Performance Period, and will be pro-rated based on the number of days that the executive was employed during the Performance Period.

(14)

Represents the value of unvested PSUs assuming the target number of shares of Common Stock in respect of such PSUs became earned and vested on December 31, 2018, with such amount pro-rated based on the number of days that the executive was employed during the Performance Period.

(15)

Represents payments under our Executive Severance Plan of amounts equal to 100% of the employer portion of premiums for continued health and dental plan participation under COBRA for the NEO and his qualified beneficiaries for a one-year period.

(16)

Represents payments under our Executive Severance Plan of an amount equal to 100% of the employer portion of premiums for continued health and dental plan participation under COBRA for the NEO and his qualified beneficiaries for an 18-month period.

Executive Severance Plan

All of our NEOs are eligible to participate in our Executive Severance Plan. As described in more detail below, our Executive Severance Plan provides a uniform framework for payments and benefits to be provided to all executive participants upon certain terminations of employment, subject to a participant’s compliance with post-termination restrictive covenants and delivery of a general release agreement in favor of the Company. Our Executive Severance Plan can be amended or terminated at any time, in our discretion, and no eligible executive, including our NEOs, has a legally binding right to any payments or benefits under the plan.

Restrictive Covenants

As a condition to benefits under the Executive Severance Plan, an executive is not permitted to engage in prohibited competitive conduct for a period of:

◾	12 months following termination of employment by the Company without cause or a termination by the executive for good reason; and

◾	18 months following termination of employment by the Company without cause or a termination by the executive for good reason, in each case within 12 months following a change-in-control.

Prohibited competitive conduct is set forth in the Executive Severance Plan, which includes provisions related to non-competition, non-solicitation and the confidentiality of the Company’s proprietary information.

Severance and Change-in-Control Payments

We may become obligated to make severance payments to each of our NEOs upon the termination of the executive’s employment under our Executive Severance Plan. These benefits are described below. We, however, have no obligation to grant any of the executive officers any “gross-up” or other “make-whole” compensation for any tax imposed on severance or change-in-control payments made to the executive officer, including “parachute payments.” Severance payable in connection with a change-in-control under our Executive Severance Plan is subject to a so-called “modified golden parachute cutback” provision pursuant to which excess parachute payments would be reduced so that no portion of the payments would be subject to the excise tax, to the extent such reduction would result in greater after-tax benefits to the executive.

2019 Proxy Statement	55

Compensation of Named Executive Officers

Termination Without Cause or For Good Reason

Under the terms of our Executive Severance Plan, upon a termination of employment by the Company without cause or by the executive for good reason, a participant in the Executive Severance Plan (“Participant”) will be entitled to the following payments and benefits, subject to the execution of a release of claims and continued compliance with post-termination restrictive covenants:

◾	Base salary through the Participant’s separation date, reimbursements for reasonable business expenses and any other employee benefit entitlements;

◾	An amount equal to the bonus paid (or payable) to the Participant for the most recently completed calendar year;

◾	Continued payment of base salary for one year after termination of employment;

◾

Accelerated vesting of the unvested portion of any outstanding equity and equity-based awards scheduled to vest based solely on the passage of time (such as outstanding stock options and RSUs) within 12 months of such Participant’s separation date; and

◾

Payment of the employer portion of the premium for COBRA participation in the Company’s health and dental plans until the earliest of 12 months following termination of the Participant’s participation in such plans as an employee, the date that such Participant becomes eligible for comparable benefit coverage or the date the Participant is no longer eligible for COBRA (subject to the Participant’s eligibility under COBRA and proper and timely elections).

In addition, any performance-based equity or equity-based awards (such as outstanding PSUs) will remain outstanding and eligible to become earned in accordance with their terms, provided that the portion of the awards that becomes earned and vested will be prorated based upon the number of days that have elapsed in the applicable Performance Period.

Further, upon a termination of employment by the Company without cause or by the executive for good reason within the 12-month period following the date of consummation of a change-in-control (as defined in the Executive Severance Plan), a Participant will be entitled to the following payments and benefits, subject to the execution of a release of claims and continued compliance with post-termination restrictive covenants:

◾	Base salary through the Participant’s separation date, reimbursements for reasonable business expenses, and any other employee benefit entitlements;

◾	An amount equal to 150% of the Participant’s target bonus for the calendar year in which employment is terminated;

◾	Continued payment of base salary for 18 months after termination of employment;

◾

Accelerated vesting in full of all outstanding time-based equity and equity-based awards (such as outstanding stock options and RSUs) and pro-rated vesting of any performance-based equity and equity-based awards (such as outstanding PSUs) at target; and

◾

Payment of the employer portion of the premium for COBRA participation in the Company’s health and dental plans until the earliest of 18 months following termination of the Participant’s participation in such plans as an employee, the date that such Participant becomes eligible for comparable benefit coverage, or the date the Participant is no longer eligible for COBRA (subject to the Participant’s eligibility under COBRA and proper and timely elections).

“Cause” under our Executive Severance Plan means the Participant’s:

◾

willful and continued failure to perform, or gross negligence or willful misconduct in the performance of, his or her material duties with respect to the Company or an affiliate which, if curable, continues beyond ten (10) business days after a written demand for substantial performance is delivered to such Participant by the Company;

◾	conviction of, or a plea of nolo contendere to, a crime constituting a felony under the laws of the United States or any state thereof;

◾	committing or engaging in any act of fraud, embezzlement, theft, or other act of dishonesty that causes material injury, monetarily or otherwise, to the Company or an affiliate;

56	2019 Proxy Statement

Compensation of Named Executive Officers

◾	breach of the restrictive covenants in the Executive Severance Plan;

◾

violation of the code of conduct of the Company or its subsidiaries or any policy of the Company or its subsidiaries, or of any statutory or common law duty of loyalty to the Company or its subsidiaries; or

◾	other conduct that could reasonably be expected to be harmful to the business, interests, or reputation of the Company.

“Good Reason” under our Executive Severance Plan means the occurrence, without the Participant’s written consent, of:

◾

a material reduction in base salary unless such reduction is consistent with reductions made in the applicable annual base salaries of other similarly situated employees of the Company or its affiliates;

◾	a material adverse change in duties and responsibilities at the Company or its affiliates (but not changes in functional titles); or

◾

a relocation that would result in the Participant’s principal location of employment being moved 50 miles away from the Participant’s principal location of employment as in effect immediately prior to the consummation of a change-in-control, to the extent any such relocation occurs during the 12-month period following the date of the consummation of a change-in-control.

The Participant is required to provide notice within 90 days following the “Good Reason” event (and the Company will have 30 days following such notice to cure). “Good Reason” will cease to exist for an event on the 90th day following the date on which the Participant knew or reasonably should have known of such event and failed to give notice as described above or if the Participant failed to terminate employment within 14 days following the expiration of the cure period.

“Change-in-Control” under our Executive Severance Plan means the consummation of:

◾

any transaction or series of related transactions, whether or not the Company is a party thereto, after giving effect to which in excess of 50 percent of the Company’s voting power is owned directly, or indirectly through one or more entities, by any person and its “affiliates” or “associates” (as such terms are defined in the Exchange Act rules) or any “group” (as defined in the Exchange Act rules) other than, in each case, the Company or an affiliate of the Company; or

◾

a sale or other disposition of all or substantially all of the consolidated assets of the Company (each of the foregoing, a “Business Combination”), provided that, notwithstanding the foregoing, a “change-in-control” is not deemed to occur as a result of a Business Combination following which the individuals or entities who were beneficial owners of the outstanding securities entitled to vote generally in the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving, or acquiring corporation in such transaction.

Termination Other than For Good Reason

The Executive Severance Plan does not provide for any separation benefits or payments upon an executive’s retirement or voluntary resignation from employment other than for good reason. Upon such a retirement or voluntary resignation, an eligible executive would be entitled to receive only base salary through such executive’s separation date, reimbursements for reasonable business expenses, and any other employee benefit entitlements to which the executive is entitled under the Company’s other employee benefit plans and programs.

Death, Disability, and Retirement

The Executive Severance Plan does not provide for any separation benefits or payments upon a termination due to death, disability, or voluntary termination (regardless of age). Upon such a termination, an eligible executive would be entitled to receive only base salary through the separation date, reimbursements for reasonable business expenses and any other employee benefit entitlements to which the executive is entitled under the Company’s other employee benefit plans and programs.

Please see the “Equity Award Agreements” below for the treatment of outstanding equity awards in connection with a termination of employment due to death, disability or retirement.

2019 Proxy Statement	57

Compensation of Named Executive Officers

Equity Award Agreements

Stock Options

All stock options held by our NEOs as of December 31, 2018 were granted under our 2008 Stock Option Plan (the “2008 Plan”) or our 2010 Plan. All stock options held by our NEOs that are outstanding under the 2008 Plan were fully vested as of December 31, 2018.

In accordance with our NEOs’ option agreements, unvested stock options are canceled upon termination of employment, unless (1) otherwise agreed by the Company, or (2) in the case of death or retirement, in which case any and all unvested portions of stock options shall become vested. The unvested portion of stock options granted subsequent to February 23, 2017 will also become vested in full in the event of disability (as defined in the stock option award agreement). Unless the NEO is terminated for cause, vested options will be exercisable for:

◾	two years following termination of employment by reason of retirement, but not later than the option expiration date;

◾	one year following death or disability, in each case, not later than the option expiration date; and

◾	90 days following termination in other cases, but not later than the option expiration date.

“Change-in-control” under the 2010 Plan means the consummation of:

1.

any transaction or series of related transactions, whether or not the Company is party thereto, which results in over 50% of the Company’s voting power being owned directly or indirectly by any person and its “affiliates” or “associates” or any “group” other than the Company or an affiliate;

2.	a sale or disposition of all or substantially all of our assets; or

3.	the dissolution or liquidation of the Company.

Restricted Stock Units (RSUs)

In accordance with the NEOs’ RSU agreements, unvested portions of RSU awards are cancelled upon termination of employment, unless (1) otherwise agreed by the Company, or (2) in the case of death or retirement, in which case any and all unvested portions shall become vested. The unvested portion of RSUs granted subsequent to February 23, 2017 will become vested in full in the event of disability (as defined in the RSU award agreement). If the NEO is terminated for cause, the vested portion of the award will terminate. All RSUs held by our NEOs as of December 31, 2018 were granted under our 2010 Plan.

Performance Share Units (PSUs)

In accordance with the NEOs’ PSU agreements, unvested portions of PSUs are forfeited upon termination of employment, except in the case of death, disability or retirement, in which case the PSUs will not terminate and will instead remain outstanding and eligible to become earned PSUs on a pro-rated basis in accordance with the terms of the PSU award agreement. All PSUs held by our NEOs as of December 31, 2018 were granted under our 2010 Plan.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of total annual compensation for Mr. Arnold, our president and chief executive officer (the “CEO”), to the median of the annual total compensation of all our employees (other than the CEO) (the “CEO Pay Ratio”). For 2018:

◾	Mr. Arnold’s total annual compensation: $7,128,351

◾	Median annual total compensation of all employees (other than CEO): $84,199

◾	Ratio of the annual total compensation of the CEO to the median of the annual total compensation of all employees (other than CEO): 85:1

We used the following methodology to determine the foregoing ratio:

•

SEC rules allow a company to use the same median employee for three consecutive fiscal years. We decided to use our 2017 median employee for purposes of determining our 2018 pay ratio. However, as discussed below, the 2018 pay ratio was determined based on the 2017 median employee’s 2018

58	2019 Proxy Statement

Compensation of Named Executive Officers

compensation. We believe that it is appropriate to use the same median employee over two years because there has been no change in our employee population or employee compensation arrangements that we reasonably believe would significantly impact our pay ratio disclosure.

•	We determined our 2017 median employee from our employee population on December 31, 2017.

•

To identify the median employee from our employee population, we first determined each employee’s 2017 Box 1 W-2 wages (“Compensation Measure”) for the 2017 calendar year (“Measurement Period”), as reflected in our payroll records and systems.

•	For those employees who were employed on December 31, 2017 but who were not employed for the full Measurement Period, we annualized compensation paid to such employees during 2017.

•	We then identified our 2017 median employee from our employee population based on this Compensation Measure.

We then determined the annual total compensation for 2018 of the median employee and our CEO in accordance with the following:

•

The median employee’s annual total compensation represents the amount of such employee’s compensation for 2018 that would have been reported in the Summary Compensation Table in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K if the employee were a named executive officer for 2018.

•	The annual total compensation of the CEO represents the amount reported in the “Total” column of our Summary Compensation Table included on page 47 of this proxy statement.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

2019 Proxy Statement	59

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners and Management

The table below describes the beneficial ownership of our Common Stock as of March 8, 2019, by:

◾	persons or “groups” (as that term is used in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of 5% or more of the Common Stock;

◾	each of our NEOs, directors and director nominees; and

◾	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated, we believe, based on information furnished by such persons, that each person listed below has sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned. Securities that may be beneficially acquired within 60 days of March 8, 2019 are deemed to be beneficially owned by the person holding such securities for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the ownership of any other person. The applicable percentage of beneficial ownership is based on 84,305,564 shares of Common Stock outstanding as of March 8, 2019.

Unless otherwise indicated in the footnotes to the following table, the address of each of the individuals named below is: c/o LPL Financial Holdings Inc., 75 State Street, 22nd Floor, Boston, MA 02109.

Name of Beneficial Owner	Directly or Indirectly Held (#)		Right to Acquire (#)(1)	Other (#)	Total Amount and Nature of Beneficial Ownership of Common Stock (#)	Percentage of Common Stock (%)
5% Stockholders
Janus Henderson Group PLC(2)					10,112,890	12.0%

The Vanguard Group, Inc.(3)					10,000,000	11.9%

Officers and Directors
Dan H. Arnold	190,037		320,710		510,747	*

Matthew J. Audette	21,256		138,116		159,372	*
Scott Seese	6,860		4,284		11,144	*

Richard Steinmeier	—		—
George B. White	21,475		234,673		256,148	*

H. Paulett Eberhart	11,262		2,489		13,751	*
William F. Glavin, Jr.	6,580		2,489		9,069	*

Allison H. Mnookin	2,131		—		2,131
Anne M. Mulcahy	22,803		—		22,803	*

James S. Putnam(4)	124,858	(4)	—		124,858	*
James Riepe(5)	125,407	(5)	2,489		127,896	*

Richard P. Schifter	38,892		2,489		41,381	*

Corey E. Thomas	—		—
All current directors and executive officers as a group	618,727		1,233,773		1,852,500	2.2%

* Less than 1%

(1)

Consists of Common Stock which the named individual or group has the right to acquire through (i) the exercise of vested stock options and (ii) the vesting of RSUs, the vesting of deferred stock units and/or the vesting and exercise of stock options within 60 days of March 8, 2019.

60	2019 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

(2)

Consists of shares of Common Stock held by Janus Henderson Group PLC (“Janus Henderson”). Janus Henderson has an indirect 97.11% ownership stake in INTECH Investment Management LLC (“INTECH”) and a direct 100% ownership stake in Janus Capital Management LLC (“Janus Capital”), Perkins Investment Management LLC (“Perkins”), Geneva Capital Management LLC (“Geneva”), Henderson Global Investors Limited (“HGIL”), Janus Henderson Investors Australia Institutional Funds Management Limited (“HGIAIFML”) and Henderson Global Investors North America Inc.(“HGINA”), (each an “Asset Manager” and collectively as the “Asset Managers”). Due to the above ownership structure, holdings for the Asset Managers are aggregated. Each Asset Manager is an investment adviser registered or authorized in its relevant jurisdiction and each furnishes investment advice to various fund, individual and/or institutional clients (collectively, “Managed Portfolios”). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 9,895,227 shares held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, INTECH may be deemed to be the beneficial owner of 146,441 shares held by such Managed Portfolios. However, INTECH does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, JCIL may be deemed to be the beneficial owner of 71,222 shares held by such Managed Portfolios. However, JCIL does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. This information is based on a Schedule 13G/A filed on February 11, 2019 with the SEC. The address of Janus Henderson is 201 Bishopsgate EC2M 3AE, United Kingdom.

(3)

Consists of shares of Common Stock held by The Vanguard Group, Inc. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 39,000 shares, and Vanguard Investments Australia, LTD., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 18,702 shares. This information is based on a Schedule 13G/A filed on February 11, 2019 with the SEC. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(4)	Mr. Putnam holds 111,697.5 shares of Common Stock through James S. Putnam TTEE for Putnam Family Trust Dated 1699 Separate Property Trust.

(5)	Consists of (i) 89,436 shares of Common Stock held directly and (ii) 35,971 shares of Common Stock held through Stone Barn, LLC.

2019 Proxy Statement	61

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms or written representations from certain reporting persons received by us with respect to 2018, we believe that our executive officers and directors and persons who own more than 10% of a registered class of our equity securities have complied with all applicable filing requirements.

62	2019 Proxy Statement

Certain Relationships and Related Party Transactions

Certain Relationships and Related Party Transactions

Review, Approval or Ratification of Transactions with Related Persons

In accordance with the charter of the Audit Committee and our written policy, the Audit Committee is responsible for reviewing and approving related party transactions. If it is not feasible to approve related party transactions in advance, the Audit Committee is permitted to ratify such transactions after the Company has entered into them, subject to the procedures and considerations described below.

The policy with respect to related party transactions applies to any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

◾	the aggregate amount involved exceeds or is expected to exceed $120,000;

◾	the Company or any of its subsidiaries is a participant; and

◾	a related person has or will have a direct or indirect interest.

A related person is:

◾	any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Company, or a nominee for election as a director of the Company;

◾	any beneficial owner of more than five percent of our Common Stock; or

◾	any immediate family member of the foregoing persons.

The Audit Committee is provided with the material facts of all transactions that require the Audit Committee’s approval under the policy. In determining whether to approve or ratify a particular transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Under the policy, a director is not permitted to participate in any discussion or approval of a transaction for which he or she (or an immediate family member) is the related person, and such director must provide the Audit Committee with all material information concerning the transaction. If an approved transaction is ongoing, the Audit Committee may establish guidelines for management to follow in its dealings with such person and will annually review and assess compliance with such guidelines, and whether the transaction remains appropriate for the Company.

Business Transactions with Certain Stockholders

Janus Henderson Group PLC (“Janus”) considered itself the direct or indirect beneficial owner of more than five percent of our Common Stock during 2018. The Company has entered into certain agreements in the ordinary course of business with affiliates of Janus and during the year ended December 31, 2018 received revenue of approximately $3.3 million under such agreements.

2019 Proxy Statement	63

Proposal 2: Ratification of the Appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors as Our Independent Registered Public Accounting Firm

Proposal 2: Ratification of the Appointment of Deloitte & Touche LLP

by the Audit Committee of the Board of Directors as

Our Independent Registered Public Accounting Firm

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2019, and the Board has directed that management submit the appointment of the independent registered public accounting firm for ratification by stockholders at the Annual Meeting. Deloitte has served as our independent registered public accounting firm since 2001.

Although stockholder ratification of the selection of Deloitte is not required by our bylaws or otherwise, upon the recommendation of the Audit Committee, the Board is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate practice. The Board and the Audit Committee believe they have undertaken appropriate steps with respect to oversight of Deloitte’s independence and that the continued retention of Deloitte to serve as our independent registered public accounting firm is in the best interests of the Company and its stockholders.

If the stockholders fail to ratify the appointment, the Audit Committee will reconsider the matter. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Deloitte are expected to be present at the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Fees Paid to Independent Registered Public Accounting Firm

Aggregate fees for professional services rendered by Deloitte as of and for the years ended December 31, 2018 and 2017 were as follows:

Type of Services	2018	2017
Audit Fees(1)	$3,587,800	$3,637,908

Audit Related Fees(2)	328,000	225,526

Tax Fees(3)	592,500	111,686

All Other Fees(4)	—	411,330

Total	$4,508,300	$4,386,450

(1)

These fees include services performed in connection with the audit of our annual consolidated financial statements included in our annual reports on Form 10-K; the review of our interim condensed consolidated financial statements as included in our quarterly reports on Form 10-Q; and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements. The 2018 and 2017 columns include amounts billed in 2019 and 2018, respectively, related to 2018 and 2017 audit fees, respectively.

(2)

These fees are for services provided such as accounting consultations and any other audit and attestation services. The fees include amounts incurred by the Company and paid to Deloitte for services in connection with our financial intermediary compliance and controls assessment and attest report.

(3)

These fees include all services performed for non-audit related tax advice, planning, and compliance services. The fees include amounts incurred by the Company and paid to Deloitte for services, which in 2018 and 2017 consisted of tax compliance and advisory services.

(4)	These fees include fees related to non-audit services regarding an assessment of the Company’s consolidated audit trail program and its cyber security program and infrastructure.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit, audit-related, and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee has also adopted policies and procedures that permit it to delegate its approval of certain engagements to its chair and to pre-approve certain permissible audit, audit-related and non-audit related services (which include tax and consulting

64	2019 Proxy Statement

Proposal 2: Ratification of the Appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors as Our Independent Registered Public Accounting Firm

services) (“Pre-approved Services”) for a particular year. On an annual basis, the Audit Committee reviews and pre-approves the scope and dollar limits associated with the various Pre-approved Services, as well as an overall pre-approved dollar limit for all engagements with the auditors, for the fiscal year.

Under its policy, the Audit Committee may not delegate its pre-approval authority to management, and its full approval is required (and cannot be delegated) for:

◾	the annual audit engagement;

◾	any proposed engagement to assess the Company’s internal controls (regardless of expected cost); or

◾	any proposed engagement for services that are outside the scope and dollar limits associated with the Pre-approved Services and with proposed fees expected to exceed $200,000.

Engagements for services outside the scope and dollar limits associated with Pre-approved Services and with fees up to $200,000 may be approved by the chair of the Audit Committee, to whom authority has been expressly delegated.

Engagements for Pre-approved Services that are within the applicable scope and pre-approved dollar limit for a particular year may be undertaken by management without further authorization by the Audit Committee.

The policy also requires that prior to the provision of any tax services or engagements for internal controls, written documentation must be provided by the independent registered public accounting firm describing the scope and nature of the proposed engagement. In addition, the potential effects of the engagement on the auditors’ independence must be discussed with the Audit Committee. With respect to tax services engagements, the auditors must also provide descriptions of the fee structure and any other written agreement or amendment to an existing engagement letter relating to the provision of the tax service, and descriptions of the involvement of any third party.

2019 Proxy Statement	65

Report of the Audit Committee of the Board of Directors

Report of the Audit Committee of the Board of Directors

The Audit Committee of the Board of Directors (the “Audit Committee”) is comprised of the four directors named below. Each member of the Audit Committee is an independent director (as independence is defined in the listing standards of the Nasdaq Global Select Market and Rule 10A-3 under the Exchange Act with respect to membership on audit committees).

The Audit Committee has adopted a written charter, which has been approved by the Board of Directors. The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management, which has primary responsibility for the consolidated financial statements, and with the Company’s independent registered public accounting firm. The Company’s independent registered public accounting firm is responsible for expressing opinions on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles and on the Company’s internal controls over financial reporting. The Audit Committee has discussed with the Company’s independent registered public accounting firm, which was Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu (collectively referred to as “Deloitte”) for 2018 and 2017, the matters that are required to be discussed by applicable standards of the Public Company Accounting Oversight Board (“PCAOB”), including Auditing Standard 1301, “Communications with Audit Committees,” as adopted by the PCAOB, as well as Rule 2-07 of Regulation S-X of the SEC-- “Communication with Audit Committees.” Deloitte has also provided to the Audit Committee their communication required by PCAOB Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence,” and the Audit Committee discussed with Deloitte the firm’s independence. The Audit Committee also considered and determined the provision by Deloitte of non-audit related services in 2017, which consisted of tax advisory services, an assessment of the Company’s consolidated audit trail program and cyber incident response training, is compatible with the independence standard. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the consolidated financial statements audited by Deloitte for 2018 and 2017 be included in the Company’s Annual Report on Form 10-K for 2018, and the Committee has appointed Deloitte as the Company’s independent registered public accounting firm for 2019.

James S. Riepe, Chair H. Paulett Eberhart William F. Glavin, Jr. James S. Putnam

March 29, 2019

66	2019 Proxy Statement

Proposal 3: Advisory Vote on Named Executive Officer Compensation

Proposal 3: Advisory Vote on Named Executive Officer Compensation

The Compensation Discussion and Analysis beginning on page 28 of this proxy statement describes our executive compensation program and the compensation decisions that the Compensation Committee and Board of Directors made in 2018 with respect to the compensation of our named executive officers. The Board of Directors is asking stockholders to cast a non-binding, advisory vote FOR the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

As we describe in the Compensation Discussion and Analysis, our named executive officer compensation is designed to closely align the interests of our named executive officers with those of our stockholders on both a short-term and long-term basis, and to attract and retain key executives critical to our success.

We urge stockholders to read the Compensation Discussion and Analysis beginning on page 28 of this proxy statement and to review the 2018 Summary Compensation table and related compensation tables and discussion, appearing on pages 47 through 55, which provide detailed information on the Company’s compensation policies and practices. We believe stockholders should focus on the following areas when reviewing our named executive officer compensation:

Pay for Performance

Annual Cash Bonus Opportunities. We provide annual cash bonus awards in order to tie a significant portion of the overall cash compensation of each of our NEOs to the achievement of annually-established, key short-term corporate objectives and financial goals of the Company, as well as individual performance goals. At the beginning of 2018, the Compensation Committee established a bonus funding framework based on an objective financial performance target and the collective achievement of the Company’s five corporate goals for 2018. Each NEO’s individual target award amount was set by the Compensation Committee by reference to market compensation for comparable positions within our peer group as well as the nature of the NEO’s role and responsibilities. By emphasizing executives’ contributions to the Company’s overall performance rather than focusing only on their individual business or function, we believe that these cash bonuses provided a significant incentive to our NEOs to work towards achieving our overall Company objectives.

Long-Term Incentives. The purpose of our long-term equity incentive program is to promote achievement of goals that drive long-term stockholder value and retain key executives. We provide stock-based, long-term compensation to our NEOs through equity awards under our stockholder-approved equity plans. We believe this long-term incentive compensation motivates our NEOs to sustain longer-term financial operational performance and rewards them when such efforts lead to increases in stockholder value.

Alignment with Long-Term Stockholder Interests

Our executive compensation is weighted towards variable, at-risk pay in the form of annual and long-term incentives, with a large portion of executive compensation tied to long-term performance. In addition, we have adopted:

Equity Ownership Guidelines. We focus our executives on long-term stockholder value by requiring that all executive officers own a significant amount of our equity.

2019 Proxy Statement	67

Proposal 3: Advisory Vote on Named Executive Officer Compensation

Performance-Based LTI Vehicles. In 2018, equity grants to our president and chief executive officer consisted of 50% PSUs and 50% stock options (by grant date value) and equity grants to our other NEOs (other than Mr. Steinmeier, who received a sign-on grant of RSUs after commencing employment with us in August 2018) consisted of 40% PSUs, 30% stock options and 30% RSUs. We believe that this blended approach aligns with our pay-for-performance principles and provides appropriate incentives for long-term stock value creation. The use of stock options is aligned with stock appreciation on an absolute basis and the use of PSUs puts appropriate focus on long-term alignment and pay relative both to market peers and stockholder returns.

Recoupment Policy. We have adopted a recoupment policy that permits the Compensation Committee, in the event of a restatement of the Company’s financial statements due to material noncompliance with financial reporting requirements under the securities laws, to review the annual cash bonuses, performance-based compensation and time-based equity and equity-based awards awarded or paid to executive officers during the three-year period preceding the announcement by the Company of its obligation to restate its financial statements. If the amount of the annual cash bonuses or performance-based compensation received would have been lower had the level of achievement of applicable financial performance goals been calculated based on such restated financial results, the Compensation Committee may seek reimbursement from any of the covered executives in the amount of the excess compensation awarded or paid.

Anti-Hedging and Anti-Pledging Policy. We believe that hedging transactions may permit executives to own Company securities obtained through our executive compensation program or otherwise without the full risks and rewards of ownership. When that occurs, an executive may no longer have the same objectives as the Company’s other stockholders. As a result, we have adopted a policy, included within our Insider Trading Policy, which prohibits hedging or monetization transactions by our executives, including through the use of puts and call options, collars, exchange funds, prepaid variable forwards, and equity swaps. We also prohibit executives from holding Company securities in a margin account, because a margin or foreclosure sale may occur when an executive is aware of material nonpublic information or otherwise not permitted to trade.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

68	2019 Proxy Statement

Stockholder Proposals and Other Matters

Stockholder Proposals and Other Matters

Stockholder Proposals for Inclusion in 2020 Proxy Statement.

To be eligible for inclusion in the proxy statement for our 2020 annual meeting, stockholder proposals must be received by the Company’s Secretary no later than Saturday, November 30, 2019. Proposals should be sent to the Secretary, LPL Financial Holdings Inc., 75 State Street, 22nd Floor, Boston, MA 02109, and follow the procedures required by SEC Rule 14a-8.

Stockholder Director Nominations and Other Stockholder Proposals for Presentation at the 2020 Annual Meeting.

In accordance with our bylaws, written notice of stockholder nominations to the Board of Directors and any other business proposed by a stockholder that is not to be included in the proxy statement must be delivered to the Company’s Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any stockholder who wishes to have a nomination or other business considered at the 2020 annual meeting must deliver a written notice (containing the information specified in our bylaws regarding the stockholder and the proposed action) to the Company’s Secretary between Thursday, January 9, 2020 and Saturday, February 8, 2020.

SEC rules permit management to vote proxies in its discretion with respect to such matters if we advise stockholders how management intends to vote. Management knows of no matter to be brought before the Annual Meeting that is not referred to in the Notice of Meeting. If any other matters properly come before the Annual Meeting, we intend that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

Policy with Respect to the Consideration of Director Candidates Recommended or Nominated by Stockholders

The Nominating and Governance Committee will consider director candidates recommended by stockholders in accordance with our bylaws. For a stockholder to make any nomination for election to the Board of Directors at an annual meeting, the stockholder must provide notice and certain information about the recommending stockholder and the nominee to the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices:

◾	no later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day, prior to the anniversary date of the prior year’s annual meeting; or

◾

if there was no annual meeting in the prior year or if the date of the current year’s annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, on or before 10 days after the day on which the date of the current year’s annual meeting is first disclosed in a public announcement.

Submissions must be in writing and addressed to the Nominating and Governance Committee, care of the Company’s corporate secretary at LPL Financial Holdings Inc., 75 State Street, 22nd Floor, Boston, Massachusetts 02109. Electronic submissions will not be considered.

2019 Proxy Statement	69

Other Information

Other Information

Copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, including the financial statements and financial statement schedules, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, are available on our website at www.lpl.com or on the website maintained by the SEC at www.sec.gov. Printed copies of these materials are available free of charge (except for the costs of duplication and mailing in the case of exhibits to such documents) to stockholders who request them in writing from our corporate secretary at LPL Financial Holdings Inc., 75 State Street, 22nd Floor, Boston Massachusetts 02109, or by calling our offices at (617) 423-3644, extension 4574. Information on our website or hyperlinked to it is not incorporated by reference into this proxy statement.

70	2019 Proxy Statement

Your vote matters - here’s how to vote! You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 11:59 p.m., Eastern Time, on May 7, 2019.
Online
Go to www.envisionreports.com/LPLA or scan the QR code – login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/LPLA

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommends a vote FOR all nominees in Proposal 1 and FOR Proposals 2 and 3.

1.	Elect the nine nominees named in the proxy statement to the Board of Directors.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Dan H. Arnold	☐	☐	☐	02 - H. Paulett Eberhart	☐	☐	☐	03 - William F. Glavin, Jr.	☐	☐	☐

04 - Allison H. Mnookin	☐	☐	☐	05 - Anne M. Mulcahy	☐	☐	☐	06 - James S. Putnam	☐	☐	☐

07 - James S. Riepe	☐	☐	☐	08 - Richard P. Schifter	☐	☐	☐	09 - Corey E. Thomas	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratify the appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐	3.	Approve, in an advisory vote, the compensation paid to the Company’s named executive officers.	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

030MAE

If you plan to attend the 2019 Annual Meeting of Stockholders, please be sure to RSVP via email to lplfinancialannualmeeting@lpl.com. Please include your name and phone number in your email. A confirmation, including driving directions and additional meeting information, will be emailed to registered attendees.

Important notice regarding the Internet availability of proxy materials for the 2019 Annual Meeting of Stockholders:

The materials are available at: www.envisionreports.com/LPLA

Small steps make an impact.
Help the environment by consenting to receive electronic
delivery, sign up at www.envisionreports.com/LPLA

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Notice of 2019 Annual Meeting of Stockholders

Proxy Solicited by the Board of Directors for the 2019 Annual Meeting of Stockholders– May 8, 2019

1055 LPL Way, Fort Mill, SC 29715

Matthew J. Audette, Michelle B. Oroschakoff and Gregory M. Woods, and each of them with power to act without the other and with power of substitution (the “Proxies”), are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of LPL Financial Holdings Inc. (the “Company”) to be held on May 8, 2019 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees in Proposal 1 and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.	Meeting Attendance
		Mark box to the right if you plan to attend the Annual Meeting.	☐

◾